IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

IN RE:	§	Chapter 11
	§	(Jointly Administered)
GLOBAL CAPACITY HOLDCO, LLC,	§
et al.[1]	§	Case No. 10-12302 (PJW)
§
Debtors.	§
§

JOINT CHAPTER 11 PLAN OF REORGANIZATION FOR GLOBAL CAPACITY
HOLDCO, LLC AND ITS FILED AFFILIATES DATED AS OF AUGUST 11, 2010

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest unless and until this Plan is approved by the Bankruptcy Court and other customary conditions are met. This Plan is not an offer with respect to any securities. This is not a solicitation of acceptances or rejections of the Plan. Acceptances or rejections with respect to this Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the District of Delaware. Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE (INCLUDING IN CONNECTION WITH THE PURCHASE OR SALE OF SECURITIES) PRIOR TO THE APPROVAL OF THIS PLAN BY THE BANKRUPTCY COURT.

Dated: August 11, 2010

HELLER DRAPER HAYDEN PATRICK	WOMBLE CARLYLE SANDRIDGE & RICE,
& HORN LLC	PLLC
Douglas S. Draper, Esq.	Francis A. Monaco, Jr., Esq.
William H. Patrick, III, Esq.	Mark L. Desgrosseilliers, Esq.
650 Poydras Street – Suite 2500	222 Delaware Avenue, Suite 1501
New Orleans, LA 70130	Wilmington, DE 19801
Telephone: 504-299-3300	Telephone: (302) 252-4320
ddraper@hellerdraper.com	Facsimile: (302) 252-4330
wpatrick@hellerdraper.com	fmonaco@wcsr.com
Counsel for Debtors and Debtors In Possession	mdesgrosseilliers@wcsr.com
Local Counsel for Debtors and
Debtors In Possession

1 The Debtors in these cases, along with their case numbers, addresses, and the last four digits of each Debtor’s federal tax identification number, are: Global Capacity Holdco, LLC, 200 S. Wacker Drive, Suite 1650, Chicago, IL  60606 (10-12302) (8858); Global Capacity Group, Inc., 730 North Post Oak Road, Houston, TX  77024 (10-12303) (0073); 20/20 Technologies, Inc., 200 South Wacker, Suite 1650, Chicago, IL 60606 (10-12304) (5612); Centrepath, Inc., 275 Winter Street, Waltham, MA  02451 (10-12305 (9034); Capital Growth Systems, Inc., 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12306) (3505); Global Capacity Direct, LLC (f/k/a Vanco Direct USA, LLC), 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12307 (1970); FNS 2007, Inc. (fka Frontrunner Network Systems, Corp.), 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12308) (7892); Nexvu Technologies, LLC, 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12309) (4626); Capital Growth Acquisition, Inc., 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12311) (4116); and 20/20 Technologies I, LLC, 200 South Wacker Drive, Suite 1650, Chicago, IL 60606 (10-12310) (5514).

INTRODUCTION2

Global Capacity Holdco, LLC, Global Capacity Group, Inc., 20/20 Technologies, Inc., Centrepath, Inc., Capital Growth Systems, Inc., Global Capacity Direct, LLC (f/k/a Vanco Direct USA, LLC), FNS 2007, Inc. (fka Frontrunner Network Systems, Corp.), Nexvu Technologies, LLC, Capital Growth Acquisition, Inc., and 20/20 Technologies I, LLC, Debtors and Debtors in possession in these bankruptcy cases under chapter 11 of the Bankruptcy Code, propose the following Joint Chapter 11 Plan (“Plan”) with respect to each of their Bankruptcy Cases. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, risk factors, a summary and analysis of this Plan, and certain related matters including, among other things, certain tax matters, the sale or disposition of the Debtors’ assets  and the consideration to be issued and/or distributed under this Plan.

All Persons are encouraged to read the Plan and the Disclosure Statement and their respective exhibits in their entirety before voting to accept or reject the Plan. No materials other than the Disclosure Statement and the respective exhibits attached thereto and referenced therein have been authorized by the Bankruptcy Court for use in soliciting acceptances or rejections of the Plan.

ARTICLE I

DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural):

1.1          Administrative Expense Claim means a claim for costs and expenses of administration of the Bankruptcy Cases under section 503(b) (including “substantial contribution” claims under section 503(b)(3) and (4)) of the Bankruptcy Code entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code.

1.2          Administrative Expense Claims Bar Date means the deadline for filing an Administrative Expense Claim established pursuant to Section 2.1 of this Plan or any other order of the Bankruptcy Court.

1.3          Allowed shall mean, with respect to any Claim against or Interest in any Debtor, a Claim or Interest (a) proof of which is timely Filed (or by order of the Bankruptcy Court or as otherwise provided herein is not required to be Filed), (b) that is listed by such Debtor in its Schedules as liquidated in amount, non-disputed and non-contingent and for which no proof of claim has been Filed, or (c) expressly allowed pursuant to this Plan or any Final Order of the Bankruptcy Court; and, in each case with respect to (a) and (b) above, either (i) no objection to its allowance, amount, or classification (or an amendment of the Schedules with respect thereto) has been interposed within the applicable period for filing same fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or (ii) such objection (or an amendment of the Schedules with respect thereto), if so interposed, has been determined and fixed by a Final Order (but only to the extent so determined and fixed and not where fixed and allowed solely for purposes of voting to accept or reject the Plan).  Claims that are not Allowed or are disallowed by Final Order or otherwise, including those disallowed under section 502(d) of the Bankruptcy Code, shall not be Allowed Claims.

2 All capitalized terms in the Introduction used but not defined in the Introduction have the meanings set forth in Article I herein.

1.4           Allowed Claim or Allowed Interest means a Claim or Interest to the extent that it has been Allowed.

1.5           APA means either: (i) the Asset Purchase Agreement with Newco; or (ii) any other asset purchase agreement(s) that the Debtors may execute with a Person that submits the highest or otherwise best bid for the Assets and, with respect to both (i) and (ii), is approved by order of the Bankruptcy Court and consummated.

1.6           Acquired Assets means all Assets acquired by Purchaser pursuant to the APA.

1.7           Assets means all of the right, title and interest of the Debtors pursuant to section 541 of the Bankruptcy Code in and to property of whatever type or nature (real, personal, mixed, intellectual, tangible or intangible), including Causes of Action and all other property of the Debtors.

1.8           Assumed Liabilities means any liabilities of the Debtors, including any executory contracts, assumed by a Purchaser in accordance with the APA or order of the Bankruptcy Court.

1.9           Auction means the auction for the Assets to be held in accordance with the Auction Sale Order, as necessary.

1.10         Auction Sale Order or Sale Order means the order entered on the Bid Procedures Motion.

1.11         August 2009 Debentures means, collectively, all of the agreements referenced in Section (D) of the Interim DIP Financing Order and all other transaction documents related to the pre-petition variable rate secured convertible debentures of Capital Growth Systems, Inc. issued on August 27, 2009.

1.12         August Debenture Agent means Aequitas Capital Management, Inc.

1.13         August Debenture Distribution means, for each holder of an August Debenture Secured Claim, (i) in the event that Newco is the Purchaser, the Series B Preferred Stock Distribution; and (ii) in the event Newco is not the Purchaser, the portion of the Pre-Petition Debenture Cash Distribution distributable to such holder.

1.14         August Debenture Secured Claims means any Secured Claims arising under the August 2009 Debentures and related Pre-Petition Debenture Agreements.

1.15         Avoidance Actions means all of the Debtors’ and the Estates’ rights and claims under sections 547 through 553 of the Bankruptcy Code, inclusive, or under any similar or related state or federal statute or common law, whether or not an action is initiated before or after the Effective Date.

1.16         Ballot means the form to be distributed with the Disclosure Statement to each holder of an Impaired Claim or Impaired Interest on which the holder is to indicate acceptance or rejection of the Plan.

1.17         Balloting Deadline means the date and time, as set by an order of the Bankruptcy Court or in the Disclosure Statement, by which all Ballots must be received in order to be counted for purposes of voting on the Plan, as such date may be extended by an order of the Bankruptcy Court.

1.18         Bankruptcy Cases or Chapter 11 Cases means these cases for relief filed by the Debtors under Chapter 11 of the Bankruptcy Code, which are pending before the Bankruptcy Court and have been consolidated for joint administration as Case No. 10-12302 (Jointly Administered).

1.19         Bankruptcy Code means Title 11 of the United States Code, or the Bankruptcy Reform Act of 1978, as amended.

1.20         Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware, or, to the extent applicable, any other court exercising competent jurisdiction over the Bankruptcy Cases or any proceeding therein.

1.21         Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Bankruptcy Cases, and any Local Rules of the Bankruptcy Court.

1.22         Bar Date means the deadline for filing proofs of Claim or Interest that arose or are deemed to arise on or before the Petition Date, as established by the Plan or other order of the Bankruptcy Court.

1.23         Bid Procedures means the bid procedures for the Sale, as set forth in the Auction Sale Order.

1.24         Bid Procedures Motion means the motion of the Debtors seeking an order: (i) approving the Bid Procedures with respect to the sale of the Assets; (ii) approving the Stalking Horse Bidder and bid protections with respect to a Stalking Horse Bidder; (iii) approving the assumption, assignment and/or transfer procedures with respect to executory contracts or unexpired leases of the Debtors; and (iv) as may be necessary, scheduling an auction and approving the form and manner of notice thereof (with the Bid Procedures Motion and items (i) through (iv) being in form and substance reasonably acceptable to the Participating Debenture Holders).

1.25         Budget means the budget annexed to the DIP Facility as Exhibit A thereto.

1.26         Business Day means any day other than a Saturday, Sunday or federal holiday in the United States.

1.27         Cash means legal tender of the United States of America.

1.28         Causes of Action means, without limitation, any and all claims, actions, causes of action, liabilities, obligations, rights, suits, accounts, debts, sums of money, damages, judgments, claims and demands, actions, defenses, offsets, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whatsoever, whether known or unknown, suspected or unsuspected, whether arising prior to, on or after the Petition Date, in contract or tort, in law, equity or otherwise, whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured and whether asserted or assertable in favor of the Debtors, their Estates or the Liquidating Debtors.  For avoidance of doubt, Causes of Action include, but are in no way limited to, claims or rights to (a) damages, (b) the recovery of monies, (c) lien avoidance, subordination, surcharge, recharacterization, rights of setoff, counterclaim or recoupment, and claims on contracts or for breaches of duties imposed by law, (d) tax refunds, (e) injunctive, equitable, or other relief, (f) claims pursuant to section 362 of the Bankruptcy Code, (g) such claims and defenses as fraud, mistake, duress, and usury, (h) Avoidance Actions, (i) Retained Causes of Action, and (j) all causes of action that may be directly or derivatively asserted on behalf of the Debtors, their Estates, or the Liquidating Debtors.

1.29         Claim shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

1.30         Class means a category of holders of Claims or Interests classified together pursuant to section 1123(a)(11) of the Bankruptcy Code.

1.31         Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

1.32         Confirmation Hearing means the hearing held pursuant to section 1128(a) of the Bankruptcy Code at which the Bankruptcy Court considers confirmation of the Plan, including any continuances thereof.

1.33         Confirmation Objection Deadline means the first deadline set for the filing of objections to the confirmation of the Plan.

1.34         Confirmation Order means the order of the Bankruptcy Court that confirms the Plan.

1.35         Credit Bid means a bid, pursuant to section 363(k) of the Bankruptcy Code, for substantially all of the Assets by the Tranche B Agent and the Pre-Petition Debenture Agents.

1.36         Creditors’ Committee means any statutory committee of unsecured creditors appointed in the Bankruptcy Cases in accordance with section 1102 of the Bankruptcy Code, as the same may be reconstituted from time to time.

1.37         Cure Costs means the amount required pursuant to section 365(b) of the Bankruptcy Code to cure any defaults in an executory contract or unexpired lease to be assumed by the Debtors and assigned to Purchaser, as determined by a Final Order of the Bankruptcy Court.

1.38         Cure Dispute Hearing means a hearing before the Bankruptcy Court to resolve the amount of any Cure Cost.

1.39         Debtors means Global Capacity Holdco, LLC, Global Capacity Group, Inc., 20/20 Technologies, Inc., Centrepath, Inc., Capital Growth Systems, Inc., Global Capacity Direct, LLC fka Vanco Direct USA, LLC, FNS 2007, Inc. (fka Frontrunner Network Systems, Corp.), NEXVU Technologies, LLC, 2020 Technologies I, LLC, and Capital Growth Acquisition, Inc.

1.40         Debtors in Possession means the Debtors between the Petition Date and the Effective Date.

1.41         Debtors’ Parent means Capital Growth Systems, Inc.

1.42         Debtors’ Parent Interests means any “equity security” (as defined in Section 101(16) of the Bankruptcy Code)  in  Debtors’ Parent and, for purposes of illustration and not limitation, shall include all warrants, options, convertible debentures, and shares of stock issued or outstanding in or by the Debtors’ Parent as of the Effective Date.

1.43         Debtors’ Retained Causes of Action means those Retained Causes of Action, which are retained by the Reorganized Debtors or the Liquidating Debtors, as applicable, and are not transferred to the Purchaser under the APA.

1.44         Deficiency Claim means the unsecured deficiency claim of a holder of a Secured Claim determined pursuant to 11 U.S.C. §506(a) or as provided in this Plan.

1.45         DIP Claims means all obligations of the Debtors arising out of or in connection with the DIP Facility (whether set forth in the DIP Facility, the Interim DIP Financing Order or the Final DIP Financing Order).

1.46         DIP Facility means that certain Debtor in Possession Loan and Security Agreement by and among the Debtors, as the borrowers, and the DIP Lenders, as amended from time to time and the Loan Documents (as defined therein).

1.47         DIP Lenders means the Tranche A DIP Lender and the Tranche B DIP Lenders.

1.48         Disallowed Claim means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, (b) a Claim or any portion thereof that is Scheduled at zero or as contingent, disputed, or unliquidated and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) a Claim or any portion thereof that is not Scheduled and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.49         Disallowed Interest means an Interest or any portion thereof that has been disallowed by a Final Order or by a settlement between the holder thereof and the Debtors or, if after the Effective Date, the Liquidating Debtors.

1.50         Disbursing Agent means, for purposes of making distributions under the Plan, the Liquidating Debtors or the Plan Administrator.

1.51         Disclosure Statement means the Disclosure Statement for the Debtors to accompany the Plan, as modified or amended, approved by the Bankruptcy Court on [____, 2010].

1.52         Disclosure Statement Order means an order of the Bankruptcy Court (I) Approving the Disclosure Statement; (II) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject the Plan, Including (A) Approving the Form and Manner of Solicitation; (B) Approving the Form and Manner of Notice of the Confirmation Hearing; (C) Establishing Record Date and Approving Procedures for Distribution of Solicitation Packages; (D) Approving Form of Ballots; (E) Establishing Deadline for Receipt of Ballots; and (F) Approving Procedures for Vote Tabulations; (III) Establishing Deadline and Procedures for Filing Objections to (A) Confirmation of the Plan; and (B) Proposed Cure Amounts Related to Contracts and Leases Assumed Under the Plan; and (IV) Granting Related Relief entered by the Bankruptcy Court.

1.53         Disputed Claim or Disputed Interest, means any Claim or Interest, that is not either an Allowed Claim or a Disallowed Claim, or an Allowed Interest or a Disallowed Interest, as the case may be. In the event that any part of a Claim or Interest is disputed, such Claim or Interest in its entirety shall be deemed to constitute a Disputed Claim or Disputed Interest for purposes of distribution under this Plan unless (a) a Final Order has been entered providing otherwise or (b) as otherwise agreed between the holder thereof and the Debtors or, if after the Effective Date, the Liquidating Debtors. Without limiting any of the foregoing, a Claim or Interest that is the subject of a pending objection, motion, complaint, counterclaim, setoff, Avoidance Action, litigation claim or other defense, or any other proceeding seeking to disallow, subordinate or estimate such Claim, shall be deemed to constitute a Disputed Claim or Disputed Interest, as the case may be.

1.54         Distribution Date means: (a) the Initial Distribution Date; (b) any Interim Distribution Date; or (c) the Final Distribution Date, as the context requires.

1.55         Distribution Record Date means, with respect to all Classes, the third (3rd) Business Day after the date the Confirmation Order is entered by the Bankruptcy Court or such other date as shall be established by the Bankruptcy Court in (a) the Confirmation Order or, (b) upon request of the Debtors or the Liquidating Debtors, a separate order of the Bankruptcy Court.

1.56         Effective Date means the first Business Day on which all conditions to the Effective Date set forth in Section 9.2 hereof have been satisfied or waived (or will be satisfied contemporaneously with or immediately upon the occurrence of the Effective Date) and no stay of the effectiveness of the Confirmation Order is in effect.

1.57         Entity means an individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government, governmental unit (as defined in the Bankruptcy Code) or any political subdivision thereof, or other person.

1.58         Estates means the estates created in the Bankruptcy Cases under section 541 of the Bankruptcy Code.

1.59         Exit Capital Requirements Plan Funding means funding (a) by Newco in accordance with Schedule 2 of the Plan Support Agreement (attached hereto as Exhibit A) or, (b) if a Restructuring Election is made, in an amount needed (i) to pay Allowed Administrative Expense Claims, Tranche A DIP Facility Claims, Allowed Fee Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims, Cure Costs, Assumed Liabilities, and, with respect to a Purchaser other than Newco, Tranche B DIP Facility Claims; and (ii) to provide a sufficient reserve for the payment of Wind Down Costs in accordance with the Wind Down Budget.

1.60         Fee Claim means a Claim by a Professional for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) (excluding any fees or  expenses under sections 503(b)(3) or (4)) or 1103(a) of the Bankruptcy Code in connection with the Bankruptcy Cases. For the avoidance of doubt, fees or expenses sought under sections 503(b)(3) or (4) or payable under section 506(b) are not Fee Claims.

1.61         File or Filed mean filed with the Bankruptcy Court in the Bankruptcy Cases, as reflected on the official docket of the Bankruptcy Court for the Bankruptcy Cases.

1.62         Final DIP Financing Order means the Final Order Granting Emergency Motion for Order Under 11 U.S.C. §§ 105, 363, 364(c)(1) and (2), and 364(e), Fed.R.Bankr.P. 2002, 4001, and 9014: (I) Authorizing Debtors to Obtain Postpetition Financing on Superpriority and Secured Basis, (II) Permitting the Use of Cash Collateral, (III) Granting Interim Relief, And (IV) Scheduling a Final Hearing Under Fed.R.Bankr.P. 4001(c) [P-__].

1.63         Final Distribution Date means the first Business Day twenty (20) days (or such longer or shorter period as may be reasonably determined by the Liquidating Debtors) after the date on which all Disputed Claims have been resolved by Final Order and all Assets have been liquidated or otherwise disposed of in accordance with the Plan and on which a final Plan Distribution is made to relevant Allowed Claim or Allowed Interest holders as required under this Plan.

1.64         Final Order means an order or judgment of the Bankruptcy Court or other applicable court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired, with no further appeal, petition for certiorari or motion for reargument or rehearing pending; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule of the Bankruptcy Rules, may be filed with respect to such order or judgment shall not render such order or judgment not to be a Final Order.

1.65         Fully-Diluted Basis means as if all shares of the Series C Preferred Stock, the Series B Preferred Stock and the Series A Preferred Stock were converted to New Common Stock in accordance with the respective terms of such preferred stock.

1.66         Impaired means a Claim or Interest or a Class of Claims or a Class of Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.67         Initial Distribution Date means the first Business Day three (3) business days after the Effective Date, or such longer or shorter period as may be reasonably determined by the Liquidating Debtors to make initial Plan Distributions under the Plan.

1.68         Interest means any and all “equity securities” (as defined in section 101(16) of the Bankruptcy Code) in a Debtor and, for purposes of illustration and not limitation, shall include all warrants, options, convertible debentures, and shares of stock issued or outstanding in or by any Debtor as of the Petition Date.

1.69         Intercompany Claims means any Claim that is held or asserted by a Debtor against another Debtor.

1.70         Interim DIP Financing Order means the Interim Order Granting Emergency Motion for Order Under 11 U.S.C. §§ 105, 363, 364(c)(1) and (2), and 364(e), Fed.R.Bankr.P. 2002, 4001, and 9014: (I) Authorizing Debtors to Obtain Postpetition Financing on Superpriority and Secured Basis, (II) Permitting the Use of Cash Collateral, (III) Granting Interim Relief, And (IV) Scheduling a Final Hearing Under Fed.R.Bankr.P. 4001(c) [P-22].

1.71         Interim Distribution Date means any date, other than the Final Distribution Date, after the Initial Distribution Date, on which the Liquidating Debtors determine that an interim distribution should be made to or on account of holders of Allowed Claims or Allowed Interests, in light of, inter alia, resolutions of Disputed Claims or Disputed Interests, and the administrative costs of such a distribution.

1.72         July 2009 Debentures means, collectively, all of the agreements referenced in Section (D) of the Interim DIP Financing Order and all other transaction documents related to the variable rate secured convertible debentures of Capital Growth Systems, Inc. issued in connection with that certain Securities Purchase Agreement dated on or about July 31, 2009 among Global Capacity Group, Inc. and the Pre-Petition Debenture Lenders party thereto, other than the August 2009 Debentures.

1.73         July Debenture Agent means Aequitas Capital Management, Inc.

1.74         July Debenture Distribution means, for each holder of a July Debenture Secured Claim, (i) in the event that Newco is the Purchaser, the Series B Preferred Stock Distribution; and (ii) in the event Newco is not the Purchaser, the portion of the Pre-Petition Debenture Cash Distribution distributable to such holder.

1.75         July Debenture Secured Claims means any Secured Claims, other than the August Debenture Secured Claims, arising pursuant to that certain Securities Purchase Agreement dated on or about July 31, 2009 among Global Capacity Group, Inc. and the Pre-Petition Debenture Lenders party thereto.

1.76         Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.77         Liquidating Debtors means the Debtors upon and after the Effective Date, which for purposes of the Plan, shall receive the Sales Proceeds for purposes of distribution and effectuating the Wind Down, and shall operate the Non-Transferred Assets pursuant to the Management Agreement.

1.78         Management Agreement means the agreement annexed to the APA pursuant to which Purchaser, through the Liquidating Debtors, shall operate the Non-Transferred Assets subsequent to closing on the Sale until such Non-Transferred Assets are transferred to Purchaser.

1.79         March 2008 Debentures means, collectively, all of the agreements referenced in Section (D) of the Interim DIP Financing Order and all other transaction documents related to the variable rate secured convertible debentures of Capital Growth Systems, Inc. issued in connection with that certain Securities Purchase Agreement dated on or about March 11, 2008 among Global Capacity Group, Inc. and the Pre-Petition Debenture Lenders party thereto.

1.80         March Debenture Agent means Enable Growth Partners LP.

1.81         March Debenture Distribution means, for each holder of a March Debenture Secured Claim, (i) in the event that Newco is the Purchaser, the Series A Preferred Stock Distribution; and (ii) in the event Newco is not the Purchaser, the portion of the Pre-Petition Debenture Cash Distribution distributable to such holder.

1.82         March Debenture Secured Claims means any Secured Claims arising pursuant to that certain Securities Purchase Agreement, dated March 11, 2008, among Global Capacity Group, Inc. and the Pre-Petition Debenture Lenders party thereto.

1.83         Mission Critical Vendor Claims means all claims to be assumed by Purchaser pursuant to an Exhibit to the APA, including, but not limited to, the utility vendors’ claims set forth in the Utility Motion and critical vendors’ Claims.

1.84         Net Cash Sale Proceeds means the Cash portion of the Sale Proceeds less the Exit Capital Requirement Plan Funding.

1.85         New Common Stock means the common stock or other equity securities in Purchaser (or, in the event of a Reorganization Election, the Reorganized Debtor Parent) issued in accordance with the consummation of the Plan, which shall constitute 100% of the issued and outstanding equity securities of the issuer.

1.86         New Common Stock Pool means ten per cent (10%) of the outstanding shares of the New Common Stock on a Fully Diluted Basis to be transferred to the Liquidating Debtors for distribution pursuant to the Plan to the holders of Class 7 Allowed Unsecured Claims and Class 10 Interests as provided in the Plan.

1.87         Newco means the company formed by the Participating Debenture Holders for the purpose of either purchasing the Assets or, alternatively, acquiring the equity in the Reorganized Debtors, in accordance with this Plan.

1.88         Non-Transferred Assets means those Assets (exclusive of Retained Causes of Action) that are not transferred to Purchaser upon closing of the Sale, including, without limitation, (i) pending Purchaser obtaining the requisite telecommunications or other regulatory authorizations from State regulatory agencies and/or consent of State regulatory agencies to the transfer of such Assets or (ii) if an attempted assignment of any contract or lease, without the consent of any other Person party thereto, would constitute a breach thereof or in any way negatively affect the rights of Purchaser (unless the restrictions on assignment would be rendered ineffective pursuant to sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code, as amended, or any provision of the Bankruptcy Code), as the assignee of such contract or lease, as the case may be, thereunder.

1.89         November 2008 Debentures means, collectively, all of the agreements referenced in Section (D) of the Interim DIP Financing Order and all other transaction documents related to the variable rate secured convertible debentures of Capital Growth Systems, Inc. issued in connection with that certain Securities Purchase Agreement dated on or about November 19, 2008 among Global Capacity Group, Inc. and the Pre-Petition Debenture Lenders party thereto.

1.90         November Debenture Agent means Midsummer Investment Ltd.

1.91         November Debenture Distribution means, for each holder of a November Debenture Secured Claim, (i) in the event that Newco is the Purchaser, the Series A Preferred Stock Distribution; and (ii) in the event Newco is not the Purchaser, the portion of the Pre-Petition Debenture Cash Distribution distributable to such holder.

1.92         November Debenture Secured Claims means any Secured Claims arising pursuant to that certain Securities Purchase Agreement dated November 19, 2008 among Global Capacity Group, Inc. and the Pre-Petition Debenture Lenders party thereto.

1.93         Participating Debenture Holders means those certain holders of July Debenture Secured Claims, August Debenture Secured Claims, March Debenture Secured Claims, VPP Debenture Secured Claims and November Debenture Secured Claims which participate as DIP Lenders in the DIP Facility.

1.94         Person means any individual, corporation, partnership, association, indenture trustee, limited liability company, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, Interest holder, or any other Entity or organization.

1.95         Petition Date means July 23, 2010.

1.96         Plan means this plan of reorganization, either in its present form or as it may be altered, amended, or modified from time to time by the Debtors or the Liquidating Debtors in accordance with the Bankruptcy Code and Bankruptcy Rules.

1.97         Plan Administrator means a Person designated by the Debtors (or any successor thereto appointed pursuant to the Plan) and acceptable to the Purchaser who shall be vested with authority to exercise all rights of the Liquidating Debtors (and the Plan Administrator) under the Plan.

1.98         Plan Administrator Expenses means all actual and necessary costs and expenses incurred on and after the Effective Date in connection with the Wind Down and the administration of the Plan, including, but not limited to, (a) the costs, expenses and legal fees incurred related to: (i) filing and prosecuting objections to Claims; (ii) distributing the Plan Distributions; (iii) performing the duties set forth in the Plan; and (b) all fees payable pursuant to section 1930 of Title 28 of the United States Code.

1.99         Plan Consideration means the distributions under the Plan to any holders of Allowed Claims or Allowed Interests entitled to a distribution under this Plan.

1.100       Plan Distribution means the payment or distribution under the Plan of the Plan Consideration.

1.101       Plan Documents means the documents, other than this Plan, to be executed, delivered, assumed, and/or performed in connection with the consummation of this Plan.

1.102       Plan Supplement means the [list agreements and materials to be filed as a Plan Supplement].  The Plan Supplement will be filed with the Clerk of the Bankruptcy Court in accordance with such deadline established in the Disclosure Statement Order or pursuant to the Plan.

1.103       Plan Support Agreement means the agreement made and entered into as of July 22, 2010, by and among the Debtors and certain Pre-Petition Debenture Lenders, including the Participating Debenture Holders, providing, among other things, for the support of the Plan by the parties thereto on the terms and conditions set forth therein.

1.104       Preferred Stock means the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

1.105     Pre-Petition Debenture Agents means the July Debenture Agent, the August Debenture Agent, the VPP Debenture Agent, the November Debenture Agent, and the March Debenture Agent.

1.106     Pre-Petition Debenture Agreements means each of the agreements related to (i) the August 2009 Debentures; (ii) the July 2009 Debentures, (iii) the VPP Debentures; (iv) the November 2008 Debentures; and (v) the March Debentures.

1.107     Pre-Petition Debenture Cash Distribution means a distribution of the Net Cash Sale Proceeds in the following amounts and order of priority to the extent of such Net Cash Sale Proceeds:

(a)	first, to the holders of July and August Debenture Secured Claims until such holders have received an aggregate distribution of $6,000,000 pursuant to this clause (a);

(b);	second, to the holders of VPP, March and November Debenture Secured Claims until such holders have received an aggregate distribution of $13,750,000 pursuant to this clause (b);

(c)
third, to the holders of Pre-Petition Debenture Claims, 30.8% to the holders of July and August Debenture Secured Claims and 69.2% to the holders of VPP, March and November Debenture Secured Claims, until the holders of July and August Debenture Secured Claims have received payment in full of their Allowed July and August Debenture Secured Claims; and

(d)	fourth, to the holders of VPP, March and November Debenture Secured Claims, until they have received payment in full of their Allowed VPP, March and November Debenture Secured Claims.

All amounts distributed to the holders of July and August Debenture Secured Claims in accordance with the foregoing provisions of this Article 1.107 shall be allocated among the holders of July and August Debenture Secured Claims in proportion to the respective aggregate amounts of their Allowed July and August Debenture Secured Claims.  All amounts distributed to the holders of VPP, March and November Debenture Secured Claims in accordance with the foregoing provisions of this Article 1.107 shall be allocated among the holders of VPP, March and November Debenture Secured Claims in proportion to the respective aggregate amounts of their Allowed VPP, March and November Debenture Secured Claims.

1.108     Pre-Petition Debenture Lenders means the holders of the August 2009 Debentures, the July 31, 2009 Debentures, the VPP 2009 Debentures, the November 2008 Debentures and the March 2008 Debentures.

1.109     Pre-Petition Debenture Claims or Prepetition Debenture Obligations means all obligations due and owing with respect to the Pre-Petition Debenture Agreements as of the Petition Date, including the July Debenture Secured Claims, August Debenture Secured Claims, VPP Debenture Secured Claims, March Debenture Secured Claims and November Debenture Secured Claims.

1.110       Pro Rata Share means, with respect to any distribution on account of an Allowed Claim or Allowed Interest, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Allowed Interest bears to the aggregate amount of all Allowed Claims or Allowed Interests, as applicable, in such Class.

1.111       Priority Claim means any Priority Tax Claim or Priority Non-Tax Claim, but only to the extent such Claim is entitled to priority.

1.112       Priority Non-Tax Claim means any Claim (other than an Administrative Expense Claim, a Fee Claim, a Priority Tax Claim, a Tranche A DIP Facility Claim or a Tranche B DIP Facility Claim) that is entitled to priority pursuant to section 507(a) of the Bankruptcy Code.

1.113       Priority Tax Claim means any Claim that is entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.114       Professional means a Person employed in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code.

1.115       Professional Fee Claim means those fees and expenses claimed by Professionals pursuant to sections 330, 331 or 503 of the Bankruptcy Code, and unpaid as of the Effective Date.

1.116       Purchaser means either: (i) Newco; or (ii) such other Person that submits the highest or otherwise best bid for substantially all of the Assets in accordance with the Bid Procedures and with whom the Debtors consummate an APA for the sale of the Acquired Assets under section 363 of the Bankruptcy Code or, alternatively, which acquires the equity in the Reorganized Debtors.

1.117       Released Parties means the Debtors, the Creditors’ Committee, if any, and its members (solely in their capacity as such), the Participating Debenture Holders, the Pre-Petition Debenture Lenders, the Purchaser, the Pre-Petition Debenture Agents, the Tranche A Lender, the Tranche B Lenders, the Tranche B Agent, the Plan Administrator and the respective current officers, directors, employees, members, agents, affiliates, advisors, attorneys, accountants, and representatives of each of the foregoing.

1.118       Retained Causes of Action means any and all claims and causes of action set forth on Exhibit “B” entitled “Retained Causes of Actions”, attached hereto and made part hereof.

1.119       Reorganization Election means the election by Purchaser to effectuate the Sale in accordance with Article 5.1(b) of the Plan through a corporate restructuring of the Debtors which complies with section 1129 of the Bankruptcy Code (and not as an asset sale pursuant to section 363 of the Bankruptcy Code) pursuant to one or more transactions contemplated by Article 5.1(c) of the Plan.

1.120       Reorganized Debtors means the Debtors upon and after the Effective Date, in the event that the Plan is amended to provide for the restructuring and continued operation of the Debtors after the Effective Date as provided in Article V of the Plan.

1.121       Reorganized Debtors’ Parent means Debtors’ Parent from and after the Effective Date, in the event that the Plan is amended to provide for the restructuring and continued operation of the Debtors after the Effective Date as provided in Section Article V of the Plan.

1.122       Sale means the sale or transfer of the Acquired Assets under or in connection with the Plan, any APA, or any other order of the Bankruptcy Court or, alternatively, sale of the equity of the Reorganized Debtors to Purchaser.

1.123       Sale Order means an order of the Bankruptcy Court authorizing and approving the Sale.

1.124       Sale Proceeds means the consideration for the sale or transfer of the Acquired Assets of the Debtors pursuant to the APA. If an entity other than Newco is the Purchaser of the Assets, the Sale Proceeds shall consist of (i) an amount in Cash not less than the initial overbid as required under the Bid Procedures, plus (ii) the New Common Stock Pool, plus (iii) any other consideration of the winning bid.

1.125       Scheduled means set forth, stated or listed on the Schedules.

1.126       Schedules means the Schedules of Assets and Liabilities and List of Equity Security Holders Filed by the Debtors under the Bankruptcy Rules, as the same have been or may be amended from time to time before the Effective Date.

1.127       Secured Claim means any claim that is secured by a valid, perfected and unavoidable lien on property in which the Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the claimholder’s interest in the Estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, and determined under section 506 of the Bankruptcy Code or as provided in this Plan.

1.128       Series A Holder means the holder of a VPP Debenture Secured Claim, March Debenture Secured Claim or November Debenture Secured Claim.

1.129       Series A Preferred Stock means participating convertible preferred stock of Newco (or the Reorganized Debtor Parent, as applicable) that (i) will have an aggregate liquidation preference of $6,000,000, senior to all other capital stock of the issuer other than Series C Preferred Stock and Series B Preferred Stock, (ii) will be convertible, at the option of the respective holders thereof as to the shares thereof held by each of them, into shares of New Common Stock representing in the aggregate up to 13.5% of the issued and outstanding New Common Stock on a Fully-Diluted Basis, subject to dilution by any exit financing, and (iii) will entitle the holders thereof to voting rights on the basis of one vote for each share of New Common Stock into which the Series A Preferred Stock is convertible.

1.130       Series A Preferred Stock Distribution means a distribution based upon the following formula: N = T x (PrefAClaim / TotPrefAClaims), where N = the number of shares of Series A Preferred Stock to be issued to the Series A Holder, T = the total number of shares of Series A Preferred Stock to be issued, PrefAClaim = Claim x [10% + 90% (Sub/ProRata)], TotPrefAClaims = the sum of all the PrefAClaim amounts for all of the Series A Holders, Sub = the amount of the Series A Holder’s subscription to the Tranche B Loan, ProRata = the entire amount of the Tranche B Loan multiplied by (the aggregate amount of the Series A Holder’s allowed VPP, March, November, July and August Debenture Secured Claims divided by the total amount of all allowed VPP, March, November, July and August Debenture Secured Claims), and Claim = the aggregate amount of the Series A Holder’s allowed VPP, March and November Debenture Secured Claims.

1.131       Series B Holder means a holder of a July Debenture Secured Claim or an August Debenture Secured Claim.

1.132       Series B Preferred Stock means participating convertible preferred stock of Newco (or the Reorganized Debtor Parent, as applicable) that (i) will have an aggregate liquidation preference of $6,000,000, senior to all other capital stock of the issuer other than Series C Preferred Stock, (ii) will be convertible, at the option of the respective holders thereof as to the shares thereof held by each of them, into shares of New Common Stock representing in the aggregate up to 13.5% of the issued and outstanding New Common Stock on a Fully-Diluted Basis, subject to dilution by any exit financing, and (iii) will entitle the holders thereof to voting rights on the basis of one vote for each share of New Common Stock into which the Series B Preferred Stock is convertible.

1.133       Series B Preferred Stock Distribution means a distribution based upon the following formula: N = T x (PrefBClaim / TotPrefBClaims), where N = the number of shares of Series B Preferred Stock to be issued to the Series B Holder, T = the total number of shares of Series B Preferred Stock to be issued, PrefBClaim = Claim x [80% + 20% (Sub/ProRata)], TotPrefBClaims = the sum of all the PrefBClaim amounts for all of the Series B Holders, Sub = the amount of the Series B Holder’s subscription to the Tranche B Loan, ProRata = the entire amount of the Tranche B Loan multiplied by (the aggregate amount of the Series B Holder’s allowed VPP, March, November, July and August Debenture Secured Claims divided by the total amount of all allowed VPP, March, November, July and August Debenture Secured Claims), and Claim = the aggregate amount of the Series B Holder’s allowed July and August Debenture Secured Claims.

1.134       Series C Preferred Stock means participating convertible preferred stock of Newco (or the Reorganized Debtor Parent, as applicable) that (i) will have liquidation preferences, senior to all other capital stock of the issuer, equal in the aggregate to the total amount of the Tranche B DIP Obligations (including all outstanding principal of and accrued and unpaid interest on the Tranche B Loan), (ii) will be convertible, at the option of the respective holders thereof as to the shares thereof held by each of them, into shares of New Common Stock representing in the aggregate up to 63% of the issued and outstanding New Common Stock on a Fully-Diluted Basis, subject to dilution by any exit financing, and (iii) will entitle the holders thereof to voting rights on the basis of one vote for each share of New Common Stock into which the Series C Preferred Stock is convertible.

1.135       Stalking Horse Agreement means one or more asset purchase agreements (as may be amended, modified, restated or supplemented from time to time) by and among the Debtors, as sellers, and the Stalking Horse Bidder, as buyer, which provides, among other things, for the sale or transfer of the Acquired Assets.

1.136       Stalking Horse Bidder means Newco or asotherwise defined in the Bid Procedures.

1.137       Subsidiary Debtors’ Interests means “equity security” (as defined in Section 101(16) of the Bankruptcy Code) interests in any Debtor, other than Debtors’ Parent.

1.138       Tranche A DIP Facility Claims means all obligations arising out of or in connection with the Tranche A Loan (whether set forth in the DIP Facility, the Interim DIP Financing Order or the Final DIP Financing Order).

1.139       Tranche A DIP Lender means Downtown CP-CGSY, LLC.

1.140       Tranche A Loan means that portion of the DIP Facility funded by the Tranche A DIP Lender.

1.141       Tranche B Agent means Black River Global Equity Fund Ltd. or its duly appointed successor.

1.142       Tranche B DIP Facility Claims means all Claims arising out of or in connection with the Tranche B Loan (whether set forth in the DIP Facility, the Interim DIP Financing Order or the Final DIP Financing Order).

1.143       Tranche B DIP Lenders means the Participating Debenture Holders, and any investor that is not a current holder of any of the Debtors’ debentures and is approved by the Participating Debenture Holders, that signed the DIP Facility as a Tranche B Lender, provided, however, that, prior to the Confirmation Date, any Pre-Petition Debenture Lender that is not already a Tranche B Lender shall be entitled to participate in the DIP Facility as a Tranche B Lender up to a Pro Rata Share of the Tranche B Loan that is in the same proportion thereof as such Pre-Petition Debenture Lender’s Pro Rata share of the Pre-Petition Debenture Obligations.

1.144       Tranche B Loan means that portion of the DIP Facility funded by the Tranche B DIP Lenders.

1.145       Tranche B DIP Obligations means $7,250,000 plus accrued interest and other charges in accordance with the DIP Facility.

1.146       Unreleased Avoidance Actions means any and all actual or potential claims to avoid or recover a transfer of property or avoid any obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 547, 548, 549, 550, 551 and 553(b) of the Bankruptcy Code, including those which may be asserted derivatively, that are not released or transferred in the APA, the Plan, the Confirmation Order and/or any other order of the Bankruptcy Court approving the release of Avoidance Actions.

1.147       Unsecured Claim means any Claim that is not an Administrative Expense Claim, Priority Claim, Priority Non-Tax Claim, DIP Claim, or Pre-Petition Secured Debenture Claim, or a Claim otherwise specifically classified in another class in this Plan.

1.148       U.S. Trustee means the United States Trustee for the District of Delaware.

1.149       U.S. Trustee Fees means fees due to the U.S. Trustee by the Debtors or Liquidating Debtors arising under 28 U.S.C. § 1930(a)(6) or otherwise, and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

1.150       Utility Motion means the Motion for Interim and Final Orders: (A) Prohibiting Utilities from Altering, Refusing or Discontinuing Services to, or Discriminating Against, the Debtors on Account of Prepetition Amounts Due; (B) Determining that the Utilities are Adequately Assured of Future Payment; (C) Establishing Procedures for Determining Requests for Additional Assurance; and (D) Permitting Utility Companies to Opt Out of the Procedures Established Herein [P-5].

1.151       VPP 2009 Debentures means, collectively, all of the agreements referenced in Section (D) of the Interim DIP Financing Order and all other transaction documents related to the variable rate secured convertible debentures of Capital Growth Systems, Inc. issued in connection with that certain Securities Purchase Agreement dated on or about July 31, 2009 among Global Capacity Group, Inc. and the Pre-Petition Debenture Lenders party thereto.

1.152       VPP Debenture Agent means Aequitas Capital Management, Inc.

1.153       VPP Debenture Distribution means, for each holder of a VPP Debenture Secured Claim, (i) in the event that Newco is the Purchaser, the Series A Preferred Stock Distribution; and (ii) in the event Newco is not the Purchaser, the portion of the Pre-Petition Debenture Cash Distribution distributable to such holder.

1.154       VPP Debenture Secured Claims means any Secured Claims arising pursuant to that certain Securities Purchase Agreement dated on or about July 31, 2009, among Global Capacity Group, Inc. and the Pre-Petition Debenture Lenders party thereto.

1.155       Wind Down means the wind down and liquidation of the Debtors and, after the Effective Date, the Liquidating Debtors, in accordance with the Plan.

1.156       Wind Down Budget means the Liquidating Debtors’ budget acceptable to the Purchaser and the Debtors showing all projected Wind Down Costs covering the period ending on the projected date of completion of the Wind Down of the Debtors.  The Wind Down Budget shall be included in the Plan Supplement.

1.157       Wind Down Costs means, in accordance with the Wind Down Budget, Plan Administrator Expenses, and the fees and expenses incurred by the Liquidating Debtors (including reasonable fees and costs of attorneys and other professionals) for the purpose of: (i) resolving Disputed Claims, if any, and effectuating distributions to holders of Allowed Claims and Allowed Interests; (ii) otherwise implementing the Plan, the Wind Down and the closing of the Bankruptcy Cases; (iii) undertaking such other matters relating to implementation of the Plan as are deemed necessary and appropriate by the Liquidating Debtors; and (iv) operating the Liquidating Debtors in accordance with the Management Agreement.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan. The words “in this Plan”, “this Plan”, “herein”, “hereof”, “hereto”, “hereunder”, and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein. The word “including” means “including but not limited to”.  The use of the word “any” shall mean “any and all”, and the use of the word “all” shall also mean “any and all”.  The words “shall” and “will” are used interchangeably and have the same meaning.

Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender will include the masculine, the feminine and the neuter. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable. Except for the rules of construction contained in sections 102(5) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. Any reference in this Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented. Subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules. The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. Any reference to a Person as a holder of a Claim or Interest includes that Person’s successors and assigns.

C.	Plan Documents.

All Plan Documents are incorporated into the Plan by reference and are a part of the Plan as if set forth in full herein. Confirmation of the Plan shall constitute approval of the Plan Documents by the Bankruptcy Court as of the Effective Date.

ARTICLE II

ADMINISTRATIVE EXPENSE CLAIMS, DIP CLAIMS,
FEE CLAIMS, U.S. TRUSTEE FEES AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, DIP Claims, Fee Claims, U.S. Trustee Fees and Priority Claims of the Debtors have not been classified, and the holders thereof are not entitled to vote on this Plan in their capacity as holders of those Claims.

2.1.	Administrative Expense Claims.

(a)	Time for Filing Administrative Expense Claims.

The holder of an Administrative Expense Claim (including, for the avoidance of doubt, any claim for substantial contribution under section 503(b)(3) or (4) of the Bankruptcy Code), other than the holder of:

(i)            a Fee Claim;

(ii)           an Administrative Expense Claim that has been Allowed on or before the Effective Date;

(iii)          an Administrative Expense Claim on account of fees and expenses on or after the Petition Date by ordinary course professionals retained by the Debtors pursuant to an order of the Bankruptcy Court; and

(iv)          an Administrative Expense Claim arising, in the ordinary course of business, out of the employment by one or more Debtors of an individual from and after the Petition Date, but only to the extent that such Administrative Expense Claim is solely for outstanding wages, commissions, accrued benefits, or reimbursement of business expenses.

must file with the Bankruptcy Court and serve on the Debtors, a request for payment of such Administrative Expense Claim (1) on or before the Confirmation Objection Deadline for any such Administrative Expense Claims claimed for the period  from the Petition Date through the Confirmation Objection Deadline, and (2) within thirty (30) days after the Effective Date for any such Administrative Expense Claims claimed for the period  from the Confirmation Objection Deadline through the Effective Date. Such request of Administrative Expense Claim must include at a minimum: (i) the name of the applicable Debtor that is purported to be liable for the Administrative Expense Claim and if the Administrative Expense Claim is asserted against more than one Debtor, the exact amount asserted to be owed by each such Debtor; (ii) the name of the holder of the Administrative Expense Claim; (iii) the amount of the Administrative Expense Claim; (iv) the basis of the Administrative Expense Claim; and (v) supporting documentation for the Administrative Expense Claim.

FAILURE TO FILE AND SERVE SUCH REQUEST FOR PAYMENT OF ADMINISTRATIVE EXPENSE CLAIM TIMELY AND PROPERLY SHALL RESULT IN THE ADMINISTRATIVE EXPENSE CLAIM BEING FOREVER BARRED AND DISCHARGED.

(b)	Treatment of Administrative Expense Claims.

Each Allowed Administrative Expense Claim shall be paid (i) in full, in Cash, by the Liquidating Debtors on the later of (x) the Effective Date or (y) the date such Claim becomes Allowed, or due and payable in the ordinary course of business, or (ii) on such other terms and conditions as may be agreed to between the holder of such Administrative Expense Claim, the Liquidating Debtors and the Purchaser.

2.2.	DIP Claims.

(a)	Tranche A DIP Facility Claim.

The holder of the Tranche A DIP Facility Claim shall be paid by the Liquidating Debtors in full in Cash on the Effective Date of the Plan, or as soon thereafter as is reasonably practicable, for all obligations arising out of or in connection with the Tranche A Loan (whether set forth in the DIP Facility, the Interim DIP Financing Order or the Final DIP Financing Order) unless otherwise agreed to in writing by the holder of the Tranche A DIP Facility Claim.

(b)	Tranche B DIP Facility Claims.

In the event that Newco is the Purchaser, each holder of a Tranche B DIP Facility Claim shall receive, in full and final satisfaction of such Allowed Tranche B DIP Facility Claim, its Pro Rata Share (based on its interest in the Tranche B Loan) of Series C Preferred Stock.  In the event Newco is not the Purchaser, each holder of a Tranche B DIP Facility Claim shall be paid by the Liquidating Debtors in full in cash on the Effective Date of the Plan (unless paid earlier pursuant to a Final Order approving the relief requested in the Bid Procedures Motion), or as soon thereafter as is reasonably practicable, all obligations arising out of or in connection with the Tranche B Loan (whether set forth in the DIP Facility, the Interim DIP Financing Order or the Final DIP Financing Order).

All distributions to be made to the holders of Tranche B DIP Facility Claims pursuant to this Article 2.2(b) shall be made, at the option of the Tranche B Agent, to or in accordance with the instructions from the Tranche B Agent for the benefit of such holders.

2.3.	Fee Claims.

(a)           Time for Filing Fee Claims.

Any Professional seeking allowance by the Bankruptcy Court of a Fee Claim shall file its respective final application for allowance of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date no later than forty-five (45) days after the Effective Date. FAILURE TO FILE SUCH FEE APPLICATION TIMELY SHALL RESULT IN THE FEE CLAIM BEING FOREVER BARRED AND DISCHARGED.

Objections to such Fee Claims, if any, must be filed and served no later than sixty-five (65) days after the Effective Date or such other date as established by the Bankruptcy Court.  The Liquidating Debtors may seek an extension of this deadline for objecting to Fee Claims on ex parte motion.

(b)	Treatment of Fee Claims.

All Professionals seeking allowance by the Bankruptcy Court of a Fee Claim shall be paid by the Liquidating Debtors in full in cash in such amounts as are approved by the Bankruptcy Court: (i) upon the later of (x) the Effective Date, and (y) ten (10) calendar days after the date upon which the order relating to the allowance of any such Fee Claim is entered, or as soon thereafter as is reasonably practicable, or (ii) upon such other terms as may be mutually agreed upon between the holder of such Fee Claim and the Liquidating Debtors. On the Effective Date, or as soon thereafter as is reasonably practicable, the Liquidating Debtors shall reserve and hold in a segregated account or shall place in escrow Cash in an amount equal to the accrued but unpaid estimated Fee Claims as of the Effective Date, which Cash shall be disbursed solely to the holders of Allowed Fee Claims with the remainder to be reserved until all Allowed Fee Claims have been paid in full or all remaining Fee Claims have been Disallowed by Final Order, at which time any remaining Cash in the segregated account shall become the sole and exclusive property of the Liquidating Debtors to be distributed in accordance with the terms of this Plan.

2.4.	U.S. Trustee Fees.

The Liquidating Debtors shall pay all U.S. Trustee Fees on an ongoing basis on the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Bankruptcy Case or the applicable Bankruptcy Case is converted or dismissed, or the Bankruptcy Court orders otherwise.

2.5.	Priority Non-Tax Claims.

Each Allowed Priority Non-Tax Claim shall be paid the Allowed amount of its Priority Non-Tax Claim (a) in full, in Cash, by the Liquidating Debtors on the Effective Date, or as soon thereafter as is reasonably practicable, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Priority Non-Tax Claim, the Liquidating Debtors and the Purchaser.

2.6.	Priority Tax Claims

Each Allowed Priority Tax Claim shall be paid the Allowed amount of its Priority Tax Claim (a) in full, in Cash, by the Liquidating Debtors on the Effective Date, or as soon thereafter as is reasonably practicable, (b) over a period ending not later than five (5) years after the Petition Date, or (c) upon such other terms as may be mutually agreed upon between such holder of an Allowed Priority Tax Claim, the Liquidating Debtors and the Purchaser.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

3.1.	Classification of Claims and Interests.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation and distribution under this Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code. However, a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is or becomes an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.

The following designates the Classes of Claims against and Interests in the Debtors and the treatment thereof under the Plan, and specifies which Classes are: (i) impaired or unimpaired by this Plan; (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) deemed to accept or reject this Plan.

A	Classified Claims.

1.	Class 1 July Debenture Secured Claims.

(a)           Treatment: Class 1 consists of the Secured Claims of the holders of Allowed July Debenture Secured Claims.

(i)            On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed July Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed July Debenture Secured Claim, its respective July Debenture Distribution.

(ii)           For all purposes under this Plan, each holder of a July Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed July Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under this Plan pursuant to subsection (i), above, and the Allowed Amount of the July Debenture Secured Claim.

All distributions to be made to the holders of July Debenture Secured Claims pursuant to this Plan shall be made to the July Debenture Agent for the benefit of such holders.

(b)           Voting:  The July Debenture Secured Claims are impaired claims. The holders of such claims are entitled to vote to accept or reject the Plan in Class 1 of the Plan. Each holder of a July Debenture Secured Claim shall be entitled to vote its Allowed Deficiency Claim in Class 7 of the Plan.

2.	Class 2 August Debenture Secured Claims.

(a)           Treatment: Class 2 consists of the Secured Claims of the holders of the Allowed August Debenture Secured Claims.

(i)            On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed August Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed August Debenture Secured Claim, its respective August Debenture Distribution.

(ii)           For all purposes under this Plan, each holder of an August Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed August Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under this Plan pursuant to subsection (i), above, and the Allowed Amount of the August Debenture Secured Claim.

All distributions to be made to the holders of August Debenture Secured Claims pursuant to this Plan will be made to the August Debenture Agent for the benefit of such holders.

(b)           Voting:  The August Debenture Secured Claims are impaired claims. The holders of such claims are entitled to vote to accept or reject the Plan in Class 2 of the Plan. Each holder of an August Debenture Secured Claim shall be entitled to vote its Allowed Deficiency Claim in Class 7 of the Plan.

3.	Class 3 VPP Debenture Secured Claims.

(a)           Treatment: Class 3 consists of the Secured Claims of the holders of the Allowed VPP Debenture Secured Claims.

(i)            On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed VPP Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed VPP Debenture Secured Claim, its respective VPP Debenture Distribution.

(ii)           For all purposes under this Plan, each holder of a VPP Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed VPP Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under this Plan pursuant to subsection (i), above, and the Allowed Amount of the VPP Debenture Secured Claim.

All distributions to be made to the holders of VPP Debenture Secured Claims pursuant to this Plan shall be made to the VPP Debenture Agent for the benefit of such holders.

(b)           Voting:  The VPP Debenture Secured Claims are impaired claims. The holders of such claims are entitled to vote to accept or reject the Plan in Class 3 of the Plan.   Each holder of a VPP Debenture Secured Claim shall be entitled to vote its Allowed Deficiency Claim in Class 7 of the Plan.

4.	Class 4 March Debenture Secured Claims.

(a)           Treatment: Class 4 consists of the Secured Claims of the holders of Allowed March Debenture Secured Claims.

(i)            On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed March Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed March Debenture Secured Claim, its respective March Debenture Distribution.

(ii)           For all purposes under this Plan, each holder of a March Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed March Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under this Plan pursuant to subsection (i), above, and the Allowed Amount of the March Debenture Secured Claim.

All distributions to be made to the holders of March Debenture Secured Claims pursuant to this Plan shall be made to the March Debenture Agent for the benefit of such holders.

(b)           Voting:  The March Debenture Secured Claims are impaired claims. The holders of such claims are entitled to vote to accept or reject the Plan in Class 4 of the Plan.  Each holder of a March Debenture Secured Claim shall be entitled to vote its Allowed Deficiency Claim in Class 7 of the Plan.

5.	Class 5 November Debenture Secured Claims.

(a)           Treatment: Class 5 consists of the Secured Claims of the holders of Allowed November Debenture Secured Claims.

(i)            On the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed November Debenture Secured Claim shall receive, in full and final satisfaction of such Allowed November Debenture Secured Claim, its respective November Debenture Distribution.

(ii)           For all purposes under this Plan, each holder of a November Debenture Secured Claim shall have an Allowed Deficiency Claim in Class 7 in accordance with section 506(a) of the Bankruptcy Code equal to (a) in the event that Newco is the Purchaser of the Assets, the difference between such holder’s Pro Rata amount of the Credit Bid and the Allowed amount of the holder’s Allowed November Debenture Secured Claim; and (b) if Newco is not the Purchaser, the difference between the Cash such holder receives under this Plan pursuant to subsection (i), above, and the Allowed Amount of the November Debenture Secured Claim.

All distributions to be made to the holders of November Debenture Secured Claims pursuant to this Plan shall be made to the November Debenture Agent for the benefit of such holders.

(b)           Voting:  The November Debenture Secured Claims are impaired claims. The holders of such claims are entitled to vote to accept or reject the Plan in Class 5 of the Plan.  Each holder of a November Debenture Secured Claim shall be entitled to vote its Allowed Deficiency Claim in Class 7 of the Plan.

6.	Class 6 Mission Critical Vendor Claims.

(a)           Treatment: Each Mission Critical Vendor Claim will be assumed by and will be entitled to payment by Purchaser (or, in the event of a Restructuring Election, by the Reorganized Debtors) in cash in full in accordance with the terms of the APA, net of any deposits or other payments made by the Debtors during the pendency of the Chapter 11 Cases.

(b)           Voting:  Class 6 Claims are unimpaired.  The holders of Mission Critical Vendor Claims are deemed to accept the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

7.	Class 7 Unsecured Claims.

(a)           Treatment:

(i)            In the event that Newco is the Purchaser, on the Effective Date or as soon thereafter as is reasonably practicable, each holder of an Allowed Unsecured Claim (including the holders of any Deficiency Claims) shall be entitled to a Pro Rata Share of the New Common Stock Pool.

(ii)           In the event that Newco is not the Purchaser, (i) each holder of an Allowed Unsecured Claim (including the holders of any Deficiency Claim) shall receive its Pro Rata Share of any Cash portion of the Sale Proceeds remaining after payment in full of all Allowed Secured Claims in Classes 1, 2, 3, 4, and 5, on the Effective Date or as soon thereafter as is reasonably practicable, and (ii) the Debtors and Newco will engage in discussions about an alternative distribution to Class 7 and Class 10 in lieu of the New Common Stock Pool.

(iii)          To the extent permitted by law, in the event that Newco is the Purchaser, on the Effective Date the holders of Deficiency Claims in Classes 1, 2, 3, 4 and 5 shall assign their right to receive distributions of New Common Stock from the New Common Stock Pool on account of their Deficiency Claims to (i) the holders of Class 7 Unsecured Claims that are not Deficiency Claim holders and (ii) the holders of Class 10 Interests, at the direction of the Debtors.

All distributions to be made to the holders of Pre-Petition Debenture Claims pursuant to this Article 3.1(A)(7)(a) will be made to the applicable Pre-Petition Debenture Agent for the benefit of such holders.

(b)           Voting:  Unsecured Claims are impaired claims. The holders of Allowed Class 7 Unsecured Claims are impaired. The holders of Allowed Class 7 Unsecured Claims, including the holders of Deficiency Claims, are entitled to vote to accept or reject the Plan in Class 7 of the Plan.

8.	Class 8 Intercompany Claims.

(a)           Treatment: Each Intercompany Claim will be disallowed, cancelled, extinguished or reinstated at the option of Purchaser.

(b)           Voting:  Class 8 Claims are impaired.  The holders of Intercompany Claims are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

B	Interests.

1.	Class 9 Subsidiary Debtors’ Interests.

(a)           Treatment: To the extent not otherwise transferred under the APA, on the Effective Date, the Subsidiary Debtors’ Interests shall be disallowed, cancelled, extinguished or reinstated at the option of Purchaser, subject to Article 5.2(c) of this Plan.  For the avoidance of doubt, the Debtors’ equity interest in Magenta NetLogic Limited (U.K.) shall not be cancelled and is being acquired by the Purchaser pursuant to the APA.

(b)           Voting:  Class 9 Interests are impaired.  The holders of Subsidiary Debtors’ Interests are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

2.	Class 10 Debtors’ Parent Interests.

(a)           Treatment: The Debtors’ Parent Interests shall be cancelled as of the Effective Date.

(i)            To the extent permitted by law, in the event that Newco is the Purchaser, on the Effective Date, the holders of Allowed Debtors’ Parent Interests shall receive a Pro Rata Share of the distributions from the New Common Stock Pool which would otherwise be attributable to the holders of Deficiency Claims under this Plan but which have been assigned by the holders of Deficiency Claims in Classes 1, 2, 3, 4 and 5 to the holders of Allowed Debtors’ Parent Interests.  The distribution will only be effectuated in a manner agreed by Newco and the Debtors that will not require registration under any applicable law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, or any state securities laws.

(ii)           In the event that Newco is not the Purchaser, (i) each holder of an Allowed Debtors’ Parent Interest shall receive its Pro Rata Share of any Cash portion of the Sale Proceeds remaining after payment in full of all Allowed Secured Claims in Classes 1, 2, 3, 4, and 5 and all Allowed Unsecured Claims (including Deficiency Claims) in Class 7, on the Effective Date, or as soon thereafter as is reasonably practicable, and (ii) the Debtors and Newco will engage in discussions about an alternative distribution to Class 7 and Class 10 in lieu of the New Common Stock Pool.

(b)           Voting:  Class 10 Interests are impaired.  The holders of Debtors’ Parent Interests are deemed to reject the Plan and, accordingly, are not entitled to vote to accept or reject the Plan.

ARTICLE IV

ACCEPTANCE OR REJECTION OF
THE PLAN; EFFECT OF REJECTION BY ONE
OR MORE CLASSES OF CLAIMS OR INTERESTS

4.1.	Class Acceptance Requirement.

(a)           A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of the Allowed Claims in such Class and more than one-half (1/2) in number of holders of such Claims that have voted on the Plan.

(b)           A Class of Interests shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of the Allowed Interests in such Class that have voted on the Plan.

4.2.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown.”

If any Classes vote to reject this Plan, the Debtors intend to request confirmation of this Plan, as it may be modified and amended from time to time, under section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, or supplement this Plan or any Plan Document, as to any and all Debtors, in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

4.3.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE V

MEANS FOR IMPLEMENTATION

5.1.	Sale of Assets/Reorganization of Debtors

(a) Assumption/Assignment.  To the extent not previously transferred under a prior Sale Order, the Debtors shall be authorized on the Effective Date to, among other things, sell, assume, assign and/or transfer the Acquired Assets pursuant to sections 105(a), 363, 365, 1123(b)(4), 1129 and 1146(a) of the Bankruptcy Code under the terms and conditions of this Plan to the Purchaser, and such sale or transfer shall be free and clear of any and all Liens, Interests, Claims, charges and encumbrances. Except as otherwise expressly provided in this Plan, the Debtors are authorized to take any and all actions necessary to consummate the Sale. The actions necessary to effect the Sale may include: (i) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the Debtors and the Purchaser may agree, and (ii) all other actions that the Debtors and the Purchaser determine to be necessary or appropriate in connection with such transactions, including making such filings or recordings that may be required by or appropriate under applicable state law.

(b)           Plan Structure.  The proposed Sale will result in either (i) the transfer of the Acquired Assets to Purchaser pursuant to a sale under section 363 of the Bankruptcy Code; or, (ii) if a Reorganization Election is made, the issuance by the Debtors to Purchaser of 100% of the equity interest of the Reorganized Debtors in consideration of the Sale Proceeds.  Either scenario will provide for substantially similar treatment to holders of Claims and Interests as outlined above, unless otherwise agreed to or as determined by the Bankruptcy Court.  The Debtors and Purchaser will work together to structure the proposed Sale in the form ultimately determined by Purchaser.

(c)           Restructuring Options. If and as directed by the Purchaser and consistent with the Plan, to implement the Plan, the Purchaser and the applicable Debtors or Reorganized Debtors, as the case may be, may enter into such transactions and may take such actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Debtors or Reorganized Debtors, as the case may be, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws under which the applicable Debtors are presently incorporated. Such restructuring may include a debt-for-equity exchange, one or more mergers, consolidations, restructurings, dispositions, liquidations, dissolutions or reincorporations, as may be determined by the Purchaser to be necessary or appropriate. The actions to effect such restructuring may include, at the Purchaser’s option (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree, (iii) the filing of appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.

(d)           Preservation of Tax Attributes. In the event of a restructuring, as set forth above in Article 5.1(c), Purchaser shall have the right, in accordance with applicable non-bankruptcy law, to structure the Sale in a tax efficient manner, so as to preserve and maximize (to the extent feasible) the Debtors’ historical tax attributes or, in lieu thereof, to achieve a step-up in basis of the Acquired Assets.  As directed by and in consultation with Purchaser, the Debtors shall take any and all actions reasonably necessary to achieve the foregoing.

5.2.	Vesting of Assets

(a)           Assets of the Debtors. To the extent not previously transferred under a prior Sale Order or an APA, on and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in this Plan or in the Confirmation Order, all Acquired Assets of the Debtors’ Estates, including all claims, rights and Retained Causes of Action other than the Debtors’ Retained Causes of Action, shall vest in the Purchaser free and clear of all Claims, Liens, charges, other encumbrances and Interests.  On the Effective Date, the Debtors’ Retained Causes of Action shall vest in the Liquidating Debtors or Reorganized Debtors, as applicable.

(b)           Avoidance Actions.  Any Unreleased Avoidance Actions shall vest in the Purchaser on the Effective Date to the extent provided in the APA and, to the extent not so provided in the APA, in the Liquidating Debtors or Reorganized Debtors, as applicable.3  Upon and after the Effective Date, the Purchaser, or the Liquidating Debtors or Reorganized Debtors, as applicable, shall have the authority to analyze, continue, commence, prosecute, settle and realize upon the Unreleased Avoidance Actions in its discretion without any requirement of notice or Bankruptcy Court approval, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order. To the extent necessary, following the Effective Date, the Purchaser, or the Liquidating Debtors or Reorganized Debtors, as applicable, shall be deemed to be a judicial substitute for the Debtors as the party-in-interest with respect to such Unreleased Avoidance Actions and the representative of the Estates with respect to such Unreleased Avoidance Actions pursuant to section 1123(b)(3)(B).

(c)           Subsidiary Debtors’ Interests.  In the event of a Reorganization Election, the Subsidiary Debtors’ Interests in any Reorganized Debtor may vest fully in such Reorganized Debtor or Debtors corresponding to the Debtor or Debtors that held such Debtor’s ownership Interests prior to the Effective Date, in each case, free and clear of all Liens, Claims, encumbrances and other liabilities, without express or implied limitation, Claims against or Interests in such Debtors.

5.3.	Exit Capital Requirements Plan Funding.

Except as otherwise provided in the Plan or the APA, the Exit Capital Requirements Funding shall be used by the Liquidating Debtors: (i) to pay in full Allowed Administrative Expense Claims, Tranche A DIP Facility Claims, Tranche B DIP Facility Claims (to the extent applicable), Allowed Fee Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, and Allowed Priority Non-Tax Claims, and (ii) to provide a sufficient reserve for the payment of Wind Down Costs.  For the avoidance of doubt and notwithstanding anything to the contrary herein, unless a Reorganization Election is made, Newco shall only be required to fund the Exit Capital Funding amount and other Assumed Liabilities set forth in Schedule 2 of the Plan Support Agreement and Wind Down Costs set forth in the Wind Down Budget.

3 The Debtors are generally only retaining Avoidance Actions against persons, firms or entities that are not customers, business partners, or ongoing relationships of the Debtors’ business, including, but not limited to, those who are Mission Critical Vendors.

5.4.        Continued Corporate Existence and Authority to Implement.

(a)         From and after the Effective Date, each of the Liquidating Debtors shall be managed and administered by the Plan Administrator, who shall be appointed the sole manager of each of the Liquidating Debtors and shall have full authority to administer the provisions of the Plan. The Liquidating Debtors may employ one or more Persons to assist in performing duties under the Plan. On and after the Effective Date, the Liquidating Debtors may effectuate the Wind Down of the Estates, including (i) payment of all Wind Down Costs, (ii) resolving Disputed Claims, if any, and (iii) effectuating distributions to holders of Allowed Claims and Allowed Interests; (iv) otherwise implementing the Plan, the Wind Down and the closing of the Bankruptcy Cases; and (v) undertaking such other matters relating to implementation of the Plan as are deemed necessary and appropriate by the Liquidating Debtors. The Liquidating Debtors may pay the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

(b)         The Liquidating Debtors will continue to exist after the Effective Date to the extent needed to operate the Non-Transferred Assets in accordance with the Management Agreement subsequent to closing on the Sale until such Non-Transferred Assets are transferred to Purchaser.

(c)         Notwithstanding any transfer of Causes of Action to the Purchaser, the Liquidating Debtors shall retain the right to assert such Causes of Action solely for the purpose of asserting defenses against Claims which have been or are asserted against the Debtors, provided, however, the Liquidating Debtors may only object to Mission Critical Vendor Claims or Claims that are Assumed Liabilities if and as directed by Purchaser.

(d)         Except as otherwise provided in this Plan, the Liquidating Debtors will continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized, for the purposes of satisfying their obligations under the Plan, including making distributions as required under the Plan and effectuating the Wind Down. Except as otherwise directed by the Purchaser pursuant to Article 5.1(c), on or after the Effective Date, the Liquidating Debtors, in their sole and exclusive discretion, may take such action as permitted by applicable law as such Liquidating Debtors may determine is reasonable and appropriate, including, but not limited to, causing: (i) a Liquidating Debtor to be merged into another Liquidating Debtor; (ii) a Liquidating Debtor to be dissolved; (iii) the legal name of a Liquidating Debtor to be changed; or (iv) the closing of a Liquidating Debtor’s case after the Final Distribution Date.

5.5.        Plan Administrator.

1.           Appointment. The Debtors and the Purchaser shall jointly designate a person, who will serve as the Plan Administrator; provided, however, that the Plan Administrator shall be subject to removal by the Bankruptcy Court for cause shown at any time.

2.           Immunity.  The Plan Administrator shall not be liable for any action it takes or omits to take that it believes in good faith to be authorized or within its rights or powers unless it is ultimately and finally determined by a court of competent jurisdiction that such action or inaction was the result of fraud, gross negligence or willful misconduct.

3.           Resignation, Death or Removal. The Plan Administrator may be removed by the Bankruptcy Court upon application for good cause shown. In the event of the resignation or removal, liquidation, dissolution, death or incapacity of the Plan Administrator, the Liquidating Debtors shall designate another person to become Plan Administrator and thereupon the successor Plan Administrator, without any further act, shall have all of the rights, powers, duties and obligations of its predecessor.

4.           Authority of Plan Administrator. The Plan Administrator shall have the authority on behalf of the Liquidating Debtors to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform the Liquidating Debtors’ duties under this Plan; (ii) make all applicable distributions or payments contemplated hereby; (iii) employ professionals to represent the Liquidating Debtors with respect to the Liquidating Debtors’ responsibilities, and (iv) exercise such other powers as may be vested in the Liquidating Debtors by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to this Plan, or as deemed by the Plan Administrator to be necessary and proper to implement the provisions hereof.

5.           Expenses Incurred on or After the Effective Date. Except as otherwise provided in the Plan, after consultation with and agreement of Purchaser, the amount of any reasonable fees and expenses incurred by the Plan Administrator on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement claims (including, without limitation, reasonable attorney and other professional fees and expenses and reasonable compensation and reimbursement of expenses to the Plan Administrator) of the Liquidating Debtors shall constitute Wind Down Costs and shall be paid in Cash from proceeds available for such expenses pursuant to the Plan without notice or hearing or any order of the Bankruptcy Court.

5.6.        Wind Down of the Debtors’ Estates.

(a)         The Plan Administrator shall oversee the Liquidating Debtors’ Wind Down and shall cause the Liquidating Debtors to make distributions to, and otherwise hold all property of the Liquidating Debtors for the benefit of, holders of Allowed Claims and Allowed Interests consistent and in accordance with the Plan and the Confirmation Order. The Liquidating Debtors (including the Plan Administrator) shall not be required to post a bond in favor of the United States.

(b)         Except as otherwise provided in the Plan, the Plan Administrator shall have the power and authority to perform the following acts on behalf of the Liquidating Debtors, in addition to any powers granted by applicable non-bankruptcy law or conferred by any other provision of the Plan or orders of the Bankruptcy Court: (i) take all steps and execute all instruments and documents necessary to make distributions to holders of Allowed Claims, the appropriate Pre-Petition Debenture Agent and the Tranche B Agent, as applicable; (ii) object to Claims as provided in this Plan and prosecute such objections; (iii) resolve, compromise and/or settle any objections to the amount, validity, priority, treatment, allowance or priority of Claims, Administrative Expenses, or Interests; (iv) comply with this Plan and the obligations hereunder; (v) if necessary, employ, retain, or replace professionals to represent the Liquidating Debtors with respect to their responsibilities; (vi) establish, replenish or release reserves as provided in this Plan, as applicable; (vii) take all actions necessary or appropriate to enforce the Debtors’ or Liquidating Debtors’ rights under the Auction Sale Order or any Sale Order, and any related document and to fulfill, comply with or otherwise satisfy the Debtors’ or Liquidating Debtors’ covenants, agreements and obligations under any APA and any related document; (viii) make all determinations on behalf of the Debtors or Liquidating Debtors under any APA; (ix) prepare and file applicable tax returns for any of the Debtors or Liquidating Debtors; (x) deposit funds of the Liquidating Debtors, draw checks and make disbursements consistent with the terms of this Plan; (xi) purchase or continue insurance protecting the Debtors, the Liquidating Debtors, Plan Administrator and the property of the Liquidating Debtors; (xii) seek entry of a final decree in any of the Bankruptcy Cases at the appropriate time; prosecute, resolve, compromise and/or settle any litigation; (xiii) abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization (as such term is described in Internal Revenue Code section 501(c)(3) (whose contributions are deductible under Internal Revenue Code section 170)) of the Plan Administrator’s choice, any assets that are of no material benefit, including distributable Cash hereunder; and (xiv) take such other action as the Plan Administrator may determine to be necessary or desirable to carry out the purpose of this Plan.

(c)         Except as otherwise provided in an executed Management Agreement, following the Effective Date, the Liquidating Debtors shall not engage in any business activities or take any actions except those necessary in the judgment of the Liquidating Debtors to effectuate the Plan, the Wind Down and the compliance with any obligations under any APA or Sale Order. On and after the Effective Date, the Liquidating Debtors may take such action and settle and compromise Claims or Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan or the Confirmation Order.

5.7.        Credit Agreements, Existing Securities and Agreements.

Except as otherwise provided in this Plan, to the extent not previously canceled and discharged under a prior Sale Order, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim against or Interest in a Debtor (other than any Subsidiary Debtors’ Interests) and any rights of any holder in respect thereof, including any security interests or Liens in Assets of the Debtors, shall be deemed, discharged and of no force or effect against the Debtors, the Liquidating Debtors, the Assets and the Purchaser. The holders of or parties to such instruments, securities and other documentation (other than any Subsidiary Debtors’ Interests) will have no rights arising from or relating to such instruments, securities and other documentation against the Debtors, Liquidating Debtors, Purchaser or the Assets, except the rights expressly provided for in the Plan, but shall reserve any and all rights arising therein against all other Persons, unless specifically released under the Plan.

5.8.        Assumed Liabilities.

Unless otherwise provided in the Plan, any order of the Bankruptcy Court, or any APA, to the extent not previously accomplished under a prior Sale Order, on the Effective Date, the Purchaser shall be responsible for payment and satisfaction of all Assumed Liabilities. All Persons holding Claims and Interests arising out of or concerning any Assumed Liability shall be forever barred, estopped and permanently enjoined from asserting against the Debtors, Liquidating Debtors or the Plan Administrator or any of their property, such Persons’ Claims or Interests (as applicable) arising out of or concerning such Assumed Liabilities.  For the avoidance of doubt and notwithstanding anything to the contrary herein, unless a Reorganization Election is made, Newco shall only be required to fund the Exit Capital Funding amount and other Assumed Liabilities set forth in Schedule 2 of the Plan Support Agreement and Wind Down Costs set forth in the Wind Down Budget.

5.9.        Cancellation of Certain Existing Security Interests.

To the extent not previously accomplished under a prior Sale Order, upon satisfaction of an Allowed Secured Claim in accordance with the provisions of this Plan, all Liens and Encumbrances securing such Allowed Secured Claims shall be automatically cancelled and released and shall be of no effect whatsoever against the Assets, and, without limiting the foregoing, at the request of the Liquidating Debtors or the Purchaser, the holders of any Allowed Secured Claims in Classes 1, 2, 3, 4 and 5 shall execute and deliver to the Purchaser any termination statements, instruments of satisfaction, or releases of all security interests with respect to their Secured Claims that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens. Upon satisfaction of the Secured Claims in Classes 1, 2, 3, 4, and 5 pursuant to the terms of this Plan, to the extent deemed necessary or appropriate by the Purchaser, the Liquidating Debtors shall have the authority on behalf of and in the name of the holders of the Secured Claims in Classes 1, 2, 3, 4, and 5 to execute, deliver and file documents to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.

5.10.      Managers, Officers and any Boards of Directors.

(a)         Officers and Managers. The managers and any officers of the Debtors immediately prior to the Effective Date, in their capacities as such, shall be deemed removed from such positions as of the Effective Date.

(b)         Boards. The members of any board of directors or board of managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing authority with respect to the Liquidating Debtors on or after the Effective Date and each such member will be deemed to have resigned on the Effective Date.

(c)         Plan Administrator as Sole Manager, Officer and Director. The Plan Administrator  shall be the sole manager, officer and sole member of any board of directors and/ or board of managers of each of the Liquidating Debtors from and following the Effective Date without the need for board or shareholder or membership  vote and without any requirement of further action by any members, stockholders, managers, officers, or boards of  directors or managers of the Debtors and shall have all rights of a manager, officer and director of the Liquidating Debtors under applicable non-bankruptcy law, and all rights conferred under the Confirmation Order and this Plan.

5.11.      Corporate Action.

(a)         Entry of the Confirmation Order shall establish conclusive corporate and other authority (and evidence of such corporate and other authority) required for each of the Debtors or Liquidating Debtors, as applicable, to undertake any and all acts and actions required to implement or contemplated by the Plan (including, without limitation, the execution and delivery of any APA), and such acts and actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without the need for board or shareholder or membership  vote and without any requirement of further action by any members, stockholders, managers, officers, or boards of  directors or managers of the Debtors.

(b)         On the Effective Date, the Liquidating Debtors (through the Plan Administrator) are authorized to execute and/or deliver the agreements, documents and instruments contemplated by the Plan, and any APA and any Plan Documents, and any schedules, exhibits or other documents attached thereto or contemplated thereby, in the name and on behalf of the Debtors and the Liquidating Debtors.

(c)         Upon entry of a final decree in each Bankruptcy Case, unless otherwise reorganized in accordance with this Article V or not previously dissolved, the applicable Liquidating Debtor shall be deemed automatically dissolved and wound up without any further action or formality which might otherwise be required under applicable non-bankruptcy laws.

ARTICLE VI

DISTRIBUTIONS

6.1.        Distributions.

The Liquidating Debtors shall make all Plan Distributions, other than distributions to the holders of Allowed Mission Critical Vendor Claims, to the appropriate holders of Allowed Claims and Allowed Interests or to the appropriate Pre-Petition Debenture Agent or Tranche B Agent, as applicable, in accordance with the terms of this Plan.  The Purchaser shall make all Plan Distributions to the holders of Allowed Mission Critical Vendor Claims in accordance with the terms of the APA.

6.2.        No Postpetition Interest on Claims and Allowed Interests.

Unless otherwise specifically provided for in the Plan, Confirmation Order or other order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on any Claims or Interests , and no holder of a Claim or Interest shall be entitled to interest accruing on such Claim or Interest on or after the Petition Date.

6.3.        Date of Distributions.

Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable, provided that the Liquidating Debtors may utilize periodic distribution dates to the extent appropriate. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.4.        Distribution Record Date.

Except as otherwise provided in the Plan, as of the close of business on the Distribution Record Date, the various lists of holders of Claims or Interests in each of the Classes, as maintained by the Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims. The Liquidating Debtors shall not have any obligation to recognize any transfer of Claims or Interests occurring after the close of business on the Distribution Record Date.

6.5.        Disbursing Agent.

Except as otherwise provided in the Plan, the Liquidating Debtors shall serve as the Disbursing Agent and all distributions under this Plan shall be made by the Liquidating Debtors on and after the Effective Date as provided herein. Neither the Plan Administrator nor the Liquidating Debtors shall be required to give any bond or surety or other security for the performance of any duties under this Plan.

6.6.        Delivery of Distribution.

The Liquidating Debtors will make all distributions or payments to any holder of an Allowed Claim (other than a Pre-Petition Debenture Claim, Tranche B Loan Claim, and Mission Critical Vendor Claim) or Allowed Interest as and when required by this Plan at: (i) the address of such holder on the books and records of the Liquidating Debtors or their agents; (ii) at the address in any written notice of address change delivered to the Liquidating Debtors, including any addresses included on any filed proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 (provided that such transfer of Claim is docketed by the Bankruptcy Court on or before twenty-one (21) days prior to the Distribution Record Date).

The Liquidating Debtors will make all distributions or payments to any holder of an Allowed Pre-Petition Debenture Claim and Allowed Tranche B Loan Claim, as and when required by this Plan, to the appropriate Pre-Petition Debenture Agent or Tranche B Agent, as applicable.  The Purchaser will make all distributions or payments to any holder of an Allowed Mission Critical Vendor Claim as and when provided in the APA at: (i) the address of such holder on the books and records of the Liquidating Debtors or their agents; (ii) at the address in any written notice of address change delivered to the Purchaser, including any addresses included on any filed proofs of Claim or transfers of Claim filed pursuant to Bankruptcy Rule 3001 (provided that such transfer of Claim is docketed by the Bankruptcy Court on or before twenty-one (21) days prior to the Distribution Record Date).

In the event that any distribution to any holder is returned as undeliverable, no distribution or payment to such holder shall be made unless and until the applicable Liquidating Debtor or Purchaser, as applicable, has been notified of the then current address of such holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such holder without interest, provided, however, such distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of ninety days from the relevant Distribution Date. Any such undeliverable distribution, other than an undeliverable distribution to the holder of an Allowed Mission Critical Vendor Claim, shall be made available for distribution to the holders of the remaining Allowed Claims or Allowed Interests and no further payments shall be made to the holder of an Allowed Claim or Allowed Interests on account of such undeliverable distribution.  Any undeliverable distribution on behalf of an Allowed Mission Critical Vendor Claim shall be distributed to Purchaser.

6.7.        Unclaimed Property.

Holders of Allowed Claims or Allowed Interests shall have 120 days from the date of any Plan Distribution paid by check to negotiate such check. To the extent any such check is not negotiated within such time period, the payment on such check shall be stopped and the corresponding funds shall be made available to the Purchaser, and no further payments shall be made to the holder of an Allowed Claim or Allowed Interest on account of such unclaimed property and such Claim or Interest shall be treated as though such Claim or Interest has been disallowed. The Liquidating Debtors and Purchaser, as the case may be, shall have no obligation to attempt to locate any holder of an Allowed Claim or Allowed Interest other than by reviewing the Debtors’ books and records, proofs of claim and proofs of interest filed against the Debtors or transfers of Claim filed pursuant to Bankruptcy Rule 3001 (provided that such transfer of Claim is docketed by the Bankruptcy Court on or before twenty-one (21) days prior to the Distribution Record Date).

6.8.        Undistributed Cash

Other than “Unclaimed Property” subject to Article 6.7 of the Plan, all Cash that is not otherwise distributed in accordance with Article III of the Plan shall be distributed to Purchaser.

6.9.        Reserve Accounts.

On or as soon as practicable after the Effective Date, the Liquidating Debtors may establish and maintain separate reserve accounts for Disputed Claims or Disputed Interests against each Debtor if such were to become Allowed Claims or Allowed Interests.

6.10.      Satisfaction of Claims and Interests.

Unless otherwise provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims and Allowed Interests hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims and Allowed Interests.

6.11.      Manner of Payment Under Plan.

Except as specifically provided in the Plan, at the option of the Liquidating Debtors, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors.

6.12.      Fractional Cents/Fractional Shares.

Notwithstanding any other provision of the Plan to the contrary, no payment of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.  Notwithstanding any other provision of the Plan to the contrary, no fractional shares will be issued under this Plan and any fractional shares that otherwise would be distributed under this Plan will be rounded to nearest unit.

6.13.      No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution in excess of the Allowed amount of such Claim.

6.14.      Setoffs and Recoupments.

The Liquidating Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim, and the distributions to be made pursuant to this Plan on account of such Allowed Claim, any and all claims, rights and Causes of Action that the Liquidating Debtor or its successors may hold against the holder of such Allowed Claim after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim hereunder will constitute a waiver or release by a Debtor, Liquidating Debtor, or any successor of any and all claims, rights and Causes of Action that a Debtor, Liquidating Debtors or any successor may possess against such holder.

6.15.      Withholding and Reporting Requirements.

In connection with this Plan and all distributions hereunder, the Liquidating Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Liquidating Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Liquidating Debtors believe are reasonable and appropriate, including requiring a holder of a Claim or Interest to submit appropriate tax and withholding certifications. Notwithstanding any other provision of this Plan: (i) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (ii) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to this Plan if, after 120 days from the date of transmission of a written request to the holder of an Allowed Claim or Allowed Interest, the Debtors do not receive a valid, completed IRS form from such holder of an Allowed Claim or Allowed Interest, which is otherwise required for reporting purposes, and such holder shall be treated as if their Claims or Interests had been disallowed.

ARTICLE VII

PROCEDURES FOR RESOLVING CLAIMS

7.1.        Objections to Claims.

The Liquidating Debtors shall be entitled to object to Claims and Interests after the Effective Date, provided, however, the Liquidating Debtors may only object to Mission Critical Vendor Claims or Claims that are Assumed Liabilities if and as directed by Purchaser. Any objections to those Claims (other than Administrative Expense Claims) and Interests, shall be filed no later than one-hundred twenty (120) days after the Effective Date, subject to any extensions granted pursuant to further order of the Bankruptcy Court, which extensions may be obtained by the Liquidating Debtors without notice upon ex parte motion.  Any Claims and Interests filed after the Bar Date shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court. Notwithstanding any authority to the contrary, an objection to a Claim or Interest shall be deemed properly served on the holder if the objecting party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the proof of claim; or (iii) on any counsel that has appeared on the holder’s behalf in the Bankruptcy Cases (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Liquidating Debtors, in consultation with Purchaser, may settle or compromise any Disputed Claim or Disputed Interest without need for notice or approval of the Bankruptcy Court.

7.2.        Disputed Claims and Disputed Interests.

(a)           No Distributions or Payments Pending Allowance. Except as provided in Section 7.3, Disputed Claims and Disputed Interests shall not be entitled to any Plan Distributions unless and until such Disputed Claims or Disputed Interests become Allowed Claims or Allowed Interests.

(b)           Plan Distributions to Holders of Subsequently Allowed Claims and Allowed Interests. On each Distribution Date (or such earlier date as determined by the Liquidating Debtors in their sole discretion but subject to Section 7.3), the Liquidating Debtors or Purchaser, as the case may be, will make distributions or payments: (i) on account of any Disputed Claim or Disputed Interest that has become an Allowed Claim or Allowed Interest since the occurrence of the previous Distribution Date; and (ii) on account of previously Allowed Claims or Allowed Interests of property that would have been distributed or paid to the holders of such Claims or Interests on the dates distributions previously were made to holders of Allowed Claims or Allowed Interests in such Class had the Disputed Claims or Disputed Interests that have become Allowed Claims or Allowed Interests been Allowed on such dates. The Liquidating Debtors, or Purchaser, as the case may be, shall distribute in respect of such newly Allowed Claims or Allowed Interests the Plan Consideration as to which holders of such Claims or Interests would have been entitled under this Plan if such newly Allowed Claims or Allowed Interests were fully or partially Allowed, as the case may be, on the Effective Date, less direct and actual expenses, fees, or other direct costs of maintaining Plan Consideration on account of such Disputed Claims and Disputed Interests.

(c)           Distribution of Reserved Plan Consideration Upon Disallowance.  Except as otherwise provided in this Plan, to the extent any Disputed Claim or Disputed Interest has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), any Plan Consideration held by the Liquidating Debtors on account of, or to pay, such Disputed Claim or Disputed Interest, including amounts held in any reserve, shall become the sole and exclusive property of the Liquidating Debtors and shall be applied in accordance with the terms of this Plan.

7.3.        Estimation of Claims.

For purposes of calculating and making distributions under the Plan, the Liquidating Debtors shall be entitled to estimate, in good faith and with due regard to litigation risks associated with Disputed Claims, the maximum dollar amount of Allowed and Disputed Claims, inclusive of contingent and/or unliquidated Claims in a particular Class. The Liquidating Debtors may request that the Bankruptcy Court estimate any Claim pursuant to section 502(c) of the Bankruptcy Code for purposes of determining the Allowed amount of such Claim regardless of whether any Person has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

7.4.        No Recourse.

Notwithstanding that the Allowed amount of any particular Disputed Claim or Disputed Interest is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or is Allowed in an amount for which after application of the payment priorities established by this Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims or Allowed Interests in the respective Class, no such holder shall have recourse against the Debtors, the Liquidating Debtors, Plan Administrator, the Purchaser, or any of their respective professionals, consultants, officers, directors, employees or members or their successors or assigns, or any of their respective property, or the Assets. However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code, nor shall it modify or limit the ability, if any, of claimants to seek disgorgement to remedy any unequal distribution from parties other than those released under this section. THE ESTIMATION OF CLAIMS AND THE ESTABLISHMENT OF RESERVES UNDER THE PLAN MAY LIMIT THE DISTRIBUTION TO BE MADE ON INDIVIDUAL DISPUTED CLAIMS, REGARDLESS OF THE AMOUNT FINALLY ALLOWED ON ACCOUNT OF SUCH DISPUTED CLAIMS.

7.5.        Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, in accordance with Article 5.6(5) hereof, the reasonable fees and expenses of the Plan Administrator and the reasonable fees and expenses incurred by any Professional Person retained by the Liquidating Debtors on or after the Effective Date in connection with implementation of this Plan, including without limitation, reconciliation of objection to, and settlement of Claims, shall constitute Wind Down Costs and shall be paid in Cash by the Liquidating Debtors from proceeds available for such payments pursuant to the Plan.

ARTICLE VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1.        General Treatment.

To the extent not previously assumed or rejected pursuant to an earlier Sale Order,

(a)           As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases of the Debtors shall be deemed to be rejected by the applicable Debtor as of the Effective Date, except for any executory contract or unexpired lease that: (i) previously has been assumed and assigned or assumed pursuant to an order of the Bankruptcy Court; (ii) is designated in an APA as a contract or lease to be assumed or assumed and assigned to a Purchaser (such list of contracts and leases to be assumed, the “Schedule of Assumed Contracts and Leases”); or (iii) is the subject of a separate motion to assume or assume and assign or to reject under section 365 of the Bankruptcy Code pending on the Effective Date. For the avoidance of doubt, the Debtors may add any executory contract or unexpired lease to the Schedule of Assumed Contracts and Leases, thereby providing for the assumption or assumption and assignment of such executory contract or lease pursuant to the terms hereof, or move to reject any executory contract or unexpired lease (including any such contracts or leases on the Schedule of Assumed Contracts and Leases), thereby providing for its rejection pursuant to the terms hereof, at any time prior to the Effective Date. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assumptions and assignments and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Listing a contract or lease in the Schedule of Assumed Contracts and Leases or rejecting any contract or lease shall not constitute an admission by the applicable Debtor that the applicable Debtor has any liability thereunder.

(b)           Subject to Section 8.2 of this Plan, entry of the Confirmation Order shall, subject to the occurrence of the Effective Date, constitute: (i) the approval, pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code, of the assumption and/or assumption and assignment of the executory contracts and unexpired leases assumed and/or assigned pursuant to Section 8.1(a) and Section 8.1(b) of this Plan; and (ii) the approval, pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1(a) and Section 8.1(b) of this Plan.

8.2.        Claims Based on Rejection of Executory Contracts or Unexpired Leases.

(a)           Treatment:  Except as otherwise provided in the Plan, all Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as Unsecured Claims. All such Claims shall be discharged on the Effective Date, and shall not be enforceable against the Debtors, the Liquidating Debtors, the Assets, the Purchaser or their respective properties or interests in property (and, for the avoidance of doubt, such rejected contracts and leases shall not constitute Assumed Liabilities).

(b)           Deadline: To the extent not otherwise provided pursuant to an earlier Sale Order, each Person who is a party to a contract or lease rejected under the Plan must file with the Bankruptcy Court and serve on the Debtors or, if after the Effective Date, on the Liquidating Debtors, no later than the earlier of (i) thirty (30) days after the entry of an order for the rejection of such contract or lease or (ii) thirty (30) days after the Effective Date, a proof of claim for damages alleged to arise from the rejection of the applicable contract or lease or be forever barred from filing a Claim, or sharing in distributions under the Plan, related to such alleged rejection damages.

8.3.        Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

To the extent not previously assumed or rejected pursuant to an earlier Sale Order and, with respect to Cure Costs, to the extent not previously set pursuant to an earlier order of the Bankruptcy Court,

(a)           Assumption Notice: The Debtors shall serve a notice (the “Assumption Notice”) (which may be part of or included with the Schedule of Assumed Contracts and Leases) on the applicable counterparty of the potential, assumption, or assumption and assignment, of a executory contracts and unexpired leases that are anticipated to be assumed or assumed and assigned to a Purchaser (the “Assumed Leases and Contracts”) in connection with the Sale of the Assets and the amount, if any, that the Debtors contend is the amount needed to cure any defaults and to pay any pecuniary losses with respect to such Assumed Leases and Contracts (the “Cure Costs”); provided however, if the Debtors identify additional executory contracts and unexpired leases that might be assumed by the Debtors or assumed and assigned to a Purchaser, the Debtors will promptly send a supplemental Assumption Notice to the applicable counterparties to such contract or lease.

(b)           Time for Payment of Cure Costs: Except to the extent otherwise agreed in writing by the Debtors, Purchaser and the non-Debtor party or parties to each such Assumed Lease and Contract to be assigned to a Purchaser, the Purchaser (or the Debtors if so specified in the APA) shall cure any monetary defaults arising under each executory contract and lease to be assumed pursuant to the Plan and assigned to the Purchaser pursuant to Section 8.1(a) or Section 8.1(b) of this Plan, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost on the later of: (i) the Effective Date or as soon thereafter as is reasonably practicable; (ii) the date on which the Cure Cost has been resolved (either consensually or through judicial decision at the Cure Dispute Hearing, subject, in any such case, to the terms and conditions of any APA) or as soon thereafter as is reasonably practicable; and (iii) such other date as mutually agreed upon by the Debtors, Purchaser and the non-Debtor party or parties to each such Assumed Lease and Contract to be assigned to a Purchaser. To the extent an Assumed Lease or Contract is not to be assigned to a Purchaser, the Debtors shall cure monetary defaults on the later of (i) the Effective Date or as soon thereafter as is reasonably practicable; (ii) the date on which the Cure Cost has been resolved (either consensually or through judicial decision at the Cure Dispute Hearing, subject, in any such case, to the terms and conditions of any APA) or as soon thereafter as is reasonably practicable; and (iii) such other date as mutually agreed upon by the Debtors and the non-Debtor party or parties to each such Assumed Lease and Contract.

(c)           Objections to Cure Costs:  Any party that fails to timely object to the applicable Cure Cost listed on the Assumption Notice by the deadline set forth in the Assumption Notice: (a) shall be forever barred, estopped and enjoined from (x) disputing the Cure Cost relating to any executory contract or unexpired lease set forth in the Assumption Notice, (y) asserting any Claim against the applicable Debtor or the Purchaser or their properties arising under section 365(b)(1) of the Bankruptcy Code other than as set forth on the Assumption Notice; and (b) shall be deemed to have consented to the assumption or the assumption and assignment of such executory contract and unexpired lease and shall be forever barred and estopped from asserting or claiming against the Debtors, the Liquidating Debtors, the Purchaser or any other assignee of the relevant executory contract or unexpired lease that any additional amounts are due or defaults exist, or conditions to assumption or assumption and assignment of such executory contract or unexpired lease must be satisfied (pursuant to section 365(b)(1) of the Bankruptcy Code or otherwise). Any objection relating to the Cure Cost shall specify the Cure Cost proposed by the counterparty to the applicable contract or lease.

(d)           Cure Dispute Hearing:  In the event of a timely objection (a “Cure Dispute”) regarding: (i) any Cure Cost; (ii) the ability of the Debtors or the Purchaser to demonstrate “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under any contract or lease to be assumed; or (iii) any other matter pertaining to the proposed assumption or assumption and assignment, a Hearing will be held by the Bankruptcy Court to consider any such objection (a “Cure Dispute Hearing”).  The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made at the time set forth in Section 8.3(b) of this Plan following the entry of a Final Order resolving such Cure Dispute and approving the assumption. To the extent a Cure Dispute relates solely to a Cure Cost, the applicable Debtor may assume or assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that the Purchaser (or the Debtors if such Assumed Contract or Lease is not to be assigned to a Purchaser) establishes a reserve containing Cash in an amount sufficient to pay the full amount asserted as cure payment by the non-Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court). To the extent the Cure Dispute is resolved or determined unfavorably to the applicable Debtor in its judgment, then such contract or lease shall not be assumed under the Plan and the Debtor, or the Liquidating Debtor if after the Effective Date, shall have the right to reject the applicable executory contract or unexpired lease effective as of the Effective Date after such determination at the Cure Hearing.

8.4.        Compensation and Benefit Programs

To the extent any exist, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their respective employees, retirees and non-employee directors including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date shall be rejected as the Effective Date.

ARTICLE IX

CONDITIONS PRECEDENT TO
CONSUMMATION OF THE PLAN

9.1.        Conditions Precedent to Confirmation.

(a)           Confirmation of this Plan is subject to entry of the Confirmation Order by the Bankruptcy Court in form and substance reasonably acceptable to the Debtors, DIP Lenders and the Purchaser.

9.2.        Conditions Precedent to the Effective Date.

The occurrence of the Effective Date is subject to the satisfaction of the following conditions precedent (or conditions subsequent with respect to actions that are to be taken contemporaneously with or immediately upon the occurrence of the Effective Date).  With respect to the conditions set forth in (a), (b), and (d) below, the Debtors and the Purchaser may jointly waive any such condition.  With respect to the conditions set forth in (c) below, only the Purchaser may waive any such condition.

(a)           The Confirmation Order in form and substance reasonably acceptable to the Debtors, the Tranche A Lender, the Tranche B Lenders and Purchaser shall have become a Final Order, and shall not be stayed, provided that the Effective Date may occur if the Confirmation Order is not a Final Order at the option of the Purchaser;

(b)           The Plan Documents, including any Management Agreement, shall have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by a Debtor that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;

(c)           All material governmental, regulatory and third party approvals, authorizations, certifications, rulings, no action letters, opinions, waivers, and/or consents in connection with the Plan, if any, have been obtained (unless failure to do so will have a material adverse effect on the Debtors) and remain in full force and effect, and there exists no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the consummation of the Plan;

(d)           Closing on the Sale of the Assets shall have occurred or shall occur on the Effective Date, and the Liquidating Debtors shall have received from the Purchaser the Sale Proceeds.

9.3.        Filing Notice of Effective Date.

Within two (2) Business Days of the occurrence of the Effective Date, the Liquidating Debtors shall file a notice of occurrence of the Effective Date signed by the counsel for the Debtors in Possession and, if different, counsel to the Liquidating Debtors, in the record of the Bankruptcy Court reflecting (a) that the foregoing conditions to the occurrence of the Effective Date have been satisfied or waived by the Debtors and any other person whose consent or waiver is required, (b) the date of the Effective Date, and (c) acknowledging that the Effective Date has occurred on and as of such date.

ARTICLE X

EFFECT OF CONFIRMATION

10.1.      Binding Effect.

Subject to the occurrence of the Effective Date, on and after the Effective Date, the provisions of this Plan shall bind any holder of a Claim against, or Interest in, the Debtors and inure to the benefit of and be binding on such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under this Plan and whether or not such holder has accepted this Plan.

10.2.      Term of Pre-Confirmation Injunctions or Stays.

Unless otherwise provided herein, all injunctions or stays arising prior to the Confirmation Date in accordance with sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

10.3.      Injunction Against Interference With Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of this Plan.

10.4.      Injunction.

(a)           Except as otherwise provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Interests in the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined after the Confirmation Date from:  commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Assets, the Debtors, the Liquidating Debtors, or any of their property, or any direct or indirect transferee of any property of or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the Assets, the Debtors, the Liquidating Debtors or any of their property, or any direct or indirect transferee of any property of or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Assets, the Debtors, the Liquidating Debtors or any of their property, or any direct or indirect transferee of any property of or successor in interest to, any of the foregoing Persons (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan.

(b)           By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Interest will be deemed to have specifically consented to the Injunctions set forth in this Section.

10.5.      Releases.

(a)           Releases by the Debtors. As of the Effective Date, and subject to its occurrence, for the good and valuable consideration provided by each of the Released Parties, any and all claims of the Debtors against any of the Released Parties based in whole or in part upon any act, omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date shall be forever released and discharged.

(b)           Releases by Holders of Claims. Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date: (i) each holder of a Claim or Interest that voted to accept the Plan; and (ii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Interests, in consideration for the obligations of the Debtors under this Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan, and each Person (other than the Debtors) that has held, holds or may hold a Claim or Interest, as applicable, shall be deemed to have unconditionally released the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

10.6.      Exculpation and Limitation of Liability.

None of the Released Parties or the Liquidating Debtors or the Plan Administrator shall have any liability to any Entity for any act or omission in connection with or arising out of the negotiation of this Plan, the pursuit of approval of the Disclosure Statement, the pursuit of confirmation of this Plan, the consummation of this Plan, the transactions contemplated and effectuated by the Plan, the administration of this Plan, or the property to be distributed under either such plan or any other act or omission during the administration of the Chapter 11 Cases or the Debtors’ Estates.  In all respects, each of the foregoing shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

10.7.      Injunction Related to Releases and Exculpation.

Upon the Effective Date, except as otherwise provided in the Plan, the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities released in Sections 10.5 and 10.6 of this Plan. Such injunction shall extend to Purchaser and their respective properties and interests in property.

10.8.      Discharge

Except as otherwise provided in the Plan, to the fullest extent permitted by applicable law (a) on the Effective Date, the Confirmation Order will operate as a discharge under Bankruptcy Code section 1141(d)(1), and release of any and all Claims, debts (as such term is defined in Bankruptcy Code section 101(12)), Liens, security interests and encumbrances of and against all property of each of the Debtors that arose before confirmation, including without limitation, any Claim of the kind specified in Bankruptcy Code sections 502(g), 502(h) or 502(i) and all principal and interest, whether accrued before, on or after the Petition Date, regardless of whether (i) a proof of claim in respect of such Claim has been filed or deemed filed, (ii) such Claim has been Allowed pursuant to Bankruptcy Code section 502, or (iii) the holder of such Claim has voted on the Plan or has voted to reject the Plan; and (b) from and after the Confirmation Date, (x) all holders of Claims will be barred and enjoined from asserting against the Debtors entitled to such discharge pursuant to the Plan any Claims, debt (as defined in Bankruptcy Code section 101(12)), Liens, security interests and encumbrances of and against all property of each of the Debtors and (y) the Debtors will be fully and finally discharged of any liability or obligation on Disallowed Claims and Disallowed Interests.  Except as otherwise specifically provided herein, nothing in the Plan will be deemed to waive, limit or restrict in any manner the discharge granted upon confirmation of the Plan pursuant to Bankruptcy Code section 1141.

10.9.      Retention of Causes of Action/Reservation of Rights.

Except as expressly provided otherwise in the Plan, nothing contained in this Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims or Causes of Action, rights of setoff, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law.

10.10.    No Successor Liability.

Except as otherwise expressly provided in the Plan or an APA, the Purchaser shall have no responsibility for any liabilities or obligations of the Debtors, the Liquidating Debtors, the Plan Administrator or any other party relating to or arising out of the operations of or Assets of the Debtors, arising prior to the Effective Date. The Purchaser is not, and shall not be deemed to be, a successor to any of the Debtors or Liquidating Debtors by reason of any theory of law or equity, and the Purchaser shall not have any successor or transferee liability of any kind or character, except that the Purchaser shall assume the Assumed Liabilities under the terms and subject to the conditions set forth in the Plan or an APA.

ARTICLE XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain, to the fullest extent permitted by applicable law exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157 or otherwise, over all matters arising in, arising under, or related to the Bankruptcy Cases for, among other things, the following purposes:

(a)          To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the Cure Disputes resulting therefrom;

(b)          To determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)          To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(d)          To consider Interests or the allowance, compromise or distributions on account of any Interest.

(e)          To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(f)           To issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of this Plan, APA, the Confirmation Order, or any other order of the Bankruptcy Court;

(g)          To hear and determine any application to modify this Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in this Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h)          To hear and determine all Fee Claims;

(i)           To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(j)           To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Confirmation Order, the APA, the Management Agreement, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(k)          To take any action and issue such orders, including any such action or orders as may be necessary after occurrence of the Effective Date and/or consummation of the Plan, as may be necessary to construe, enforce, implement, execute, and consummate this Plan, including any release or injunction provisions set forth herein, or to maintain the integrity of this Plan following consummation;

(l)           To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)         To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n)          To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(o)          To resolve any disputes concerning whether a Person had sufficient notice of the Bankruptcy Cases, the Disclosure Statement Hearing, the Confirmation Hearing, any applicable Bar Date, or the deadline for responding or objecting to a Cure Cost, for the purpose of determining whether a Claim or Interest is discharged hereunder, or for any other purpose;

(p)          To recover any property of the Estates, wherever located;

(q)          To determine any other matter not inconsistent with the Bankruptcy Code; and

(r)           To enter a final decree closing each of the Bankruptcy Cases.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1.      Surrender of Instruments

The Liquidating Debtors may in their discretion require as a condition to participation under this Plan, that the holder of a note, debenture or other evidence of indebtedness of the Debtors that desires to receive the property to be distributed on account of an Allowed Claim based on such note, debenture or other evidence of indebtedness shall surrender such note, debenture or other evidence of indebtedness to the Liquidating Debtors, or their designee (unless such holder’s Claim will be reinstated by this Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate this Plan; provided, however, that if a claimant is a holder of an equity security, note, debenture or other evidence of indebtedness for which no physical certificate was issued to the holder but which instead is held in book-entry form then the Liquidating Debtors or the indenture trustee for such equity security, note, debenture or other evidence of indebtedness shall waive the requirement of surrender. Except as otherwise provided in this section, if no required surrender of a security, note, debenture or other evidence of indebtedness occurs and a claimant does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Liquidating Debtors, that such security, note, debenture or other evidence of indebtedness was lost, then no distribution may be made to any claimant whose Claim or Interest is based on such security, note, debenture or other evidence of indebtedness thereof.

12.2.      Exemption from Certain Transfer Taxes.

To the fullest extent permitted by applicable law, all sale transactions consummated by the Debtors or the Liquidating Debtors, including the transfers effectuated under this Plan, the sale by the Debtors or Liquidating Debtors Assets pursuant to section 363(b) of the Bankruptcy Code or this Plan, and any assumption, assignment, and/or sale by the Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

12.3.      Exemption From Securities Laws.  The New Common Stock, including the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, shall be exempt from registration under any federal, state or local law, rule or regulation pursuant to Section 1145 of the Bankruptcy Code or other applicable law.  Any person who solicits or participates in the offer, issuance, sale or purchase of the New Common Stock, including the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, issued under this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule or regulation governing solicitation of acceptance or rejection of this Plan or the offer, issuance, sale or purchase of securities pursuant thereto. The Debtors have, and upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and the Debtors and the Purchaser (and their respective affiliates, agents, directors, managers, officers, employees, advisors, and attorneys) have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered and sold under this Plan, and therefore are not, and on account of such offer, issuance, sale, solicitation, and/or purchase shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

12.4.      Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, payments in respect of retiree benefits (within the meaning of, and subject to the limitations of, section 1114 of the Bankruptcy Code), if any, at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, shall be continued for the duration of the period for which the Debtors had obligated themselves to provide such benefits. Nothing herein shall: (i) restrict Purchaser’s right to modify the terms and conditions of the retiree benefits, if any, as otherwise permitted pursuant to the terms of the applicable plans, non-bankruptcy law, or section 1114(m) of the Bankruptcy Code; or (ii) be construed as an admission that any such retiree benefits are owed by the Debtors.

12.5.      Dissolution of Creditors’ Committee.

Any Creditors’ Committee shall be automatically dissolved on the later of: (i) the Effective Date; and (ii) the conclusion of any appeals with respect to the Confirmation Order (but such functions shall relate solely to services performed related to such appeal), and the Creditors’ Committee shall be deemed dissolved as of such date except with respect to the review and prosecution of Fee Claims and any objections thereto. Following the Effective Date, the attorneys and financial advisors, if any, to the Creditors’ Committee shall be entitled to assert any reasonable claims for compensation for services rendered or reimbursement for expenses incurred after the Effective Date in connection with the pursuit of their own Fee Claims or the representation of the Creditors’ Committee in connection with the review of and the right to be heard in connection with all Fee Claims. Except as otherwise provided in this Section 12.5, on the Effective Date, all members, employees or agents of the Creditors’ Committee shall be released and discharged from all rights and duties arising from, or related to, the Bankruptcy Cases.

12.6.      Amendments/Changes of Plan Structure.

(a)           Plan Modifications. This Plan may be amended, modified, or supplemented by the Debtors in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to this Plan, the Debtors may remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any holder of a Claim or Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)           Amendments to Accommodate Reorganization Election. To accommodate the Plan structure determined by Purchaser, the Plan may be modified at any time prior to the Effective Date to provide (i) for the change in the defined term “Liquidating Debtors” and the substitution of “Reorganized Debtors” in its place, as appropriate; (ii) for the retention of Assets by the Reorganized Debtors (rather than a sale of the Assets to Purchaser) and the continued operation of the Reorganized Debtors; (iii) for the issuance and distribution to holders of Claims and Interests of the New Common Stock and Preferred Stock in the Reorganized Debtors’ Parent (rather than in Newco) in the same percentages and on the same basis as provided in the Plan; (iv) for the elimination of the Plan Administrator and the vesting of the rights and duties to implement the Plan in the Reorganized Debtors rather than the Liquidating Debtors; (v) for the appointment of new officers, directors and managers, as applicable, of the Reorganized Debtors; (vi) for the assumption of, and payment of Cure Costs by, the Reorganized Debtors, of any Assumed Leases and Contracts (rather than the assignment thereof to, and payment of Cure Costs by, the Purchaser); and (vii) for other technical conforming changes in provisions of the Plan as deemed necessary by the Purchaser and Debtors to accommodate the change in structure thereof. The Plan Consideration and the Plan Distribution shall not be adversely affected by such modifications.  Confirmation of this Plan shall constitute findings and conclusions that such modifications shall be deemed to be non-material modifications to the Plan, no holders of Claims or Interests are adversely affected by such modifications, no additional disclosure shall be required with respect to such modifications, no re-solicitation shall be required as a result of such modifications, all acceptances and rejections of the Plan shall be unaffected by the modifications and, if the modifications are made after the Confirmation Hearing, no additional Confirmation Hearing shall be required with respect to such modifications, and the Plan, as so modified, shall constitute the Plan, as defined herein, for all purposes.

(c)           Amendments to Accommodate Sale of Assets. In the event of a sale of the Assets pursuant to section 363 of the Bankruptcy Code prior to the Effective Date, upon motion by the Debtors (which may be heard on an expedited basis), the Debtors may modify the Plan prior to the Effective Date to provide for technical conforming changes to the Plan to reflect and accommodate the prior sale of the Assets. The Plan Consideration and the Plan Distribution shall not be adversely affected by such modifications. Confirmation of this Plan shall constitute  findings and conclusions that the modifications  shall be deemed to be non-material modifications to the Plan, no holders or Claims or Interests are adversely affected by such modifications, no additional disclosure shall be required with respect to such non-material modifications, no re-solicitation shall be required as a result of the non-material modifications, all acceptances and rejections of the Plan shall be unaffected by the modifications and, if the modifications are made after the Confirmation Hearing, no additional Confirmation Hearing shall be required with respect to such modifications, and the Plan as so modified, shall constitute the Plan, as defined herein for all purposes.

(d)           Other Amendments. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests under the Plan.

Notwithstanding the foregoing provisions of Article 12.6, no amendment to this Plan shall be effective unless it has been agreed to in writing by the Purchaser.

12.7.      Pooling of Assets

This Plan is premised upon the pooling of the Assets of the Debtors solely for purposes of actions associated with the confirmation and consummation of the Plan, including, but not limited to, voting, confirmation and distribution.  In connection herewith, each and every Claim filed or to be filed in the Chapter 11 Cases against any of the Debtors shall be deemed a single consolidated Claim against and obligation of all the consolidated Debtors.  The Plan does not contemplate the merger or dissolution of any of the Debtors or the transfer or commingling of any Assets of any of the Debtors, except to accomplish the distributions under the Plan.  Such pooling of Assets shall not affect (other than for Plan voting, treatment, and/or distribution purposes) (i) the legal and corporate structures of the Debtors or the Reorganized Debtors or (ii) any guarantees that may be required to be provided on and after the Effective Date.

12.8.      Revocation or Withdrawal of this Plan.

Subject to the provisions of the Plan Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date. If the Debtors revoke or withdraw this Plan prior to the Effective Date as to any or all of the Debtors, or if confirmation or the Effective Date as to any or all of the Debtors does not occur, then, with respect to such Debtors: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person or (iii) constitute an admission of any sort by the Debtors or any other Person.

12.9.      Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

12.10.    Severability.

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.11.    Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent a Plan Document or exhibit or schedule to the Plan provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.12.    Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

12.13.    Insurance

Nothing in the Plan will diminish or impair the enforceability of any policies of insurance that may cover Claims against or Interests in the Estates, the Debtors or any related Person.  Holders of Claims that are eligible to be satisfied, in whole or in part, through any such policy will be obligated, as a condition to receiving any distributions under the Plan, to seek recovery or assist the Debtors, Reorganized Debtors, Liquidating Debtors, Purchaser, and Plan Administrator, as applicable, in seeking recovery under such policies with regard to such Claims.

12.14.    Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of the heirs, executors, administrators, successors and/or assigns of such Person.

12.15.    Time.

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.16.    Credit Bid

Nothing in this Plan shall impair or otherwise alter the rights of the Tranche A Lender, the Tranche B Agent or the Pre-Petition Debenture Agents to credit bid with respect to any sale of the Assets or the Debtors’ equity under either a sale pursuant to section 363(k) of the Bankruptcy Code or this Plan.

12.17.    Exhibits.

All exhibits to this Plan are incorporated and are a part of this Plan as if set forth in full herein.

12.18.    Notices.

In order to be effective, all notices, requests, and demands to or upon the Liquidating Debtors from and after the Effective Date shall be in writing (including by email or facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by email or facsimile transmission, when received and confirmed, addressed as follows:

To the Debtors:

GLOBAL CAPACITY HOLDCO, LLC
Attn: George King
200 S. Wacker Drive, Suite 1650
Chicago, Illinois 60608
Telephone: (917) 398-0815
gking@globalcapacity.com

GLOBAL CAPACITY HOLDCO, LLC
Attn: Patrick Shutt
200 S. Wacker Drive, Suite 1650
Chicago, Illinois 60608
Telephone: (312) 660.5097
pshutt@globalcapacity.com

-and-

HELLER DRAPER HAYDEN PATRICK & HORN, LLC
Attn: Douglas S. Draper, Esq.
ddraper@hellerdraper.com
650 Poydras Street – 25th Floor
New Orleans, LA  70130
Telephone:  (504) 299-3300
Facsimile:  (504) 299-3399
Counsel to the Debtors and Debtors in Possession

-and-

WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
Attn.: Francis A. Monaco, Jr.
fmonaco@wcsr.com
222 Delaware Avenue, Suite 1501
Wilmington, DE 19801
Telephone: (302) 252-4320
Facsimile: (302) 252-4330
Counsel to the Debtors and Debtors in Possession

To the Pre-Petition Debenture Holders:

OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Attn: Adam Friedman, Esq.
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Telephone: (212) 451-2216
Facsimile: (212) 451-2222
afriedman@olshanlaw.com
Counsel to Pre-Petition Debenture Holders

-and-

Young Conaway Stargatt & Taylor, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19801
Telephone: (302) 571.6600
Facsimile: (302) 571.1253
Counsel to Pre-Petition Debenture Holders
rbrady@ycst.com

To the Tranche A DIP Lender:

Downtown CP-CGSY, LLC
c/o Downtown Capital Partners, LLC
One Barker Avenue, Suite 260
White Plains, New York 10601
Telephone: (914) 683-9614
Attn:  Gary Katz

-and-

GREENBERG TRAURIG, LLP
Attn: Alan J. Brody, Esq.
200 Park Avenue
Florham Park, New Jersey 07932
Telephone: (973) 443-3542
Facsimile: (973) 298-1333
BrodyA@gtlaw.com
Counsel to Tranche A DIP Lender

To the Tranche B DIP Lenders:

BLACK RIVER GLOBAL EQUITY FUND LTD.
as Tranche B Agent
12700 Whitewater Drive
Minnetonka, Minnesota 55343
Attn: Richard Gammill
Telephone: (952) 984-3173
Facsimile: (952) 249-4038
richard.gammill@black-river.com

12.19.    Reservation of Rights.

Except as expressly set forth herein, the Plan shall have no force or effect until the Effective Date. Neither the filing of this Plan, or any statement or provision contained herein, or the taking of any action by the Debtors with respect to this Plan, shall be or shall be deemed to be, an admission or waiver of any rights of the Debtors with respect to any Claims or Interests prior to the Effective Date.

[The remainder of this page is intentionally left blank.]

Dated August 11, 2010

/s/ George King
Global Capacity Holdco, LLC
By:	George King

/s/ George King
Global Capacity Group, Inc.
By:	George King

/s/ George King
20/20 Technologies, Inc.
By:	George King

/s/ George King
Capital Growth Systems, Inc.
By:	George King

/s/ George King
Centre Path, Inc.
By:	George King

/s/ George King
Global Capacity Direct, LLC f/k/a Vanco Direct USA, LLC
By:	George King

/s/ George King
20/20 Technologies I, LLC
By:	George King

/s/ George King
NEXVU Technologies, LLC
By:	George King

/s/ George King
FNS 2007, Inc. fka Frontrunner Network Systems, Corp
By:	George King

/s/ George King
Capital Growth Acquisition, Inc.
By:	George King

WOMBLE CARLYLE SANDRIDGE & RICE, PLLC

/s/ Francis A. Monaco, Jr.
Francis A. Monaco, Jr. (DE Bar No. 2078)
Mark L. Desgrosseilliers (DE Bar No. 4083)
Thomas M. Horan (DE Bar No. 4641)
222 Delaware Avenue, Suite 1501
Wilmington, DE 19801
Telephone: (302) 252-4320
Facsimile: (302) 252-4330

-and-

Douglas S. Draper (La. Bar No. 5073)
William H. Patrick (La. Bar No. 10359)
Tristan Manthey (La. Bar No. 24539)
HELLER DRAPER HAYDEN PATRICK & HORN, LLC
650 Poydras Street – Suite 2500
New Orleans, LA 70130
Telephone: (504) 299-3300
Facsimile: (504) 299-3399